      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1996

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION)
                   (ORIGINATOR OF THE TRUST DESCRIBED HEREIN)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      CHASE MANHATTAN GRANTOR TRUST 1996-B
                     (ISSUER WITH RESPECT TO CERTIFICATES)

                            ------------------------

          6025             UNITED STATES OF AMERICA           13-2633612
    (PRIMARY STANDARD           (STATE OR OTHER            (I.R.S. EMPLOYER
       INDUSTRIAL               JURISDICTION OF          IDENTIFICATION NO.)
   CLASSIFICATION CODE         INCORPORATION OR
         NUMBER)                 ORGANIZATION)

                            ------------------------

              ONE CHASE MANHATTAN PLAZA, NEW YORK, NEW YORK 10081
                                 (212) 552-2222
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------
                                 PETER J. TOBIN
                            CHIEF FINANCIAL OFFICER

                            THE CHASE MANHATTAN BANK
                             (NATIONAL ASSOCIATION)
                            NEW YORK, NEW YORK 10017
                                 (212) 270-6000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------


                                   Copies to:

  MARTIN R. JOYCE, ESQ.           LAURA PALMA              WILLIAM A. GRAY
THE CHASE MANHATTAN BANK       SIMPSON THACHER &         ORRICK, HERRINGTON &
 (NATIONAL ASSOCIATION)            BARTLETT                   SUTCLIFFE
     270 PARK AVENUE         425 LEXINGTON AVENUE          666 FIFTH AVENUE
NEW YORK, NEW YORK 10017   NEW YORK, NEW YORK 10017    NEW YORK, NEW YORK 10103

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                    AMOUNT TO         PROPOSED MAXIMUM       PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF             BE              OFFERING PRICE           AGGREGATE            AMOUNT OF
SECURITIES TO BE REGISTERED(1)    REGISTERED(2)      PER CERTIFICATE(2)     OFFERING PRICE(2)     REGISTRATION FEE
Automobile Loan Pass-Through
  Certificates................     $1,000,000               100%                $1,000,000            $345.00

(1) The securities are also being registered for the purpose of market-making.
(2) Estimated solely for purposes of calculating the registration fee.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE
TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN
ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE
SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 16, 1996
                                                                      PROSPECTUS

                            $
                      CHASE MANHATTAN GRANTOR TRUST 1996-B

                     % AUTOMOBILE LOAN PASS-THROUGH CERTIFICATES

                THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION)

                              SELLER AND SERVICER
                            ------------------------

     Principal, and interest to the extent of the Pass-Through Rate of     % per
annum, will be distributed to the Certificateholders on the 15th day of each month (or, if such 15th day is not a Business Day, the next following Business
Day), beginning          , 1996. Each Certificate offered hereby will represent
a fractional undivided interest in the Chase Manhattan Grantor Trust 1996-B (the 'Trust') to be formed by The Chase Manhattan Bank (National Association). The Trust property will include a pool of simple interest retail installment sales contracts and purchase money loans secured by new and used automobiles and light-duty trucks (the 'Receivables'), certain monies due thereunder on or after
           , 1996 (the 'Cutoff Date'), security interests in the vehicles financed thereby, benefits under a Cash Collateral Guaranty and the Cash Collateral Account securing such

                                                  (cover continued on next page)

     There currently is no secondary market for the Certificates and there is no assurance that one will develop. The Underwriters expect, but are not obligated, to make a market in the Certificates. There is no assurance that any such market will develop or continue.
                            ------------------------

     THE CERTIFICATES REPRESENT INTERESTS IN THE TRUST ONLY AND DO NOT REPRESENT INTERESTS IN OR OBLIGATIONS OF THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION) OR ANY AFFILIATE THEREOF. A CERTIFICATE IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE 'FDIC'). THE RECEIVABLES ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE

     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              Price to                Underwriting              Proceeds to
                             Public (1)                 Discount             the Seller (1)(2)
  Per Certificate...             %                         %                         %
  Total.............             $                         $                         $

(1) Plus accrued interest from                , 1996, if any.
(2) Before deduction of expenses estimated at $        .
                            ------------------------

     This Prospectus may be used by Chase Securities Inc., an affiliate of the Seller and a subsidiary of The Chase Manhattan Corporation, in connection with offers and sales related to market-making transactions in the Certificates. Chase Securities Inc. may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

     The Certificates are being offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to reject orders in whole or in part. It is expected that the
Certificates will be delivered in book-entry form, on or about                ,
1996, through the facilities of DTC, CEDEL and Euroclear.

                            ------------------------

CHASE SECURITIES INC.                        [                               ]

                            ------------------------

             The date of this Prospectus is                , 1996.

(continued from previous page)

guaranty and proceeds from claims on certain insurance policies, all as more fully described herein. The aggregate principal balance of the Receivables as of
the Cutoff Date was $                 . The Final Distribution Date of the
Certificates will be                       .

     The Certificates initially may be represented by Certificates registered in the name of Cede & Co., the nominee of The Depository Trust Company ('DTC'). The interests of beneficial owners of the Certificates will be represented by book entries on the records of DTC and participating members thereof. Definitive Certificates will be available only under the limited circumstances described herein.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CERTIFICATES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         REPORTS TO CERTIFICATEHOLDERS

     Unless and until Definitive Certificates are issued (which will occur under the limited circumstances described herein), unaudited monthly and annual reports, containing information concerning the Trust and prepared by the Servicer, will be sent by the Trustee only to Cede & Co., as the nominee of The Depository Trust Company, and the registered holder of the Certificates (a 'Certificateholder'). Such reports will not constitute financial statements prepared in accordance with United States generally accepted accounting principles or that have been examined and reported upon by, with an opinion expressed by, an independent public or certified public accountant. The Seller does not intend to send any of its financial reports to Certificateholders or to the owners of beneficial interests in the Certificates ('Certificate Owners').

                             AVAILABLE INFORMATION

     The Seller has filed with the Commission on behalf of the Trust a Registration Statement under the Securities Act of 1933, as amended, with respect to the Certificates offered pursuant to this Prospectus. For further information, reference is made to such Registration Statement, the amendments thereof, the exhibits thereto and any reports and other documents incorporated herein by reference as described below under 'Incorporation of Certain Documents by Reference,' which are available for inspection without charge at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Servicer, on behalf of the Trust, will also file or cause to be filed with the Securities and Exchange Commission (the 'Commission') such periodic reports as are required under the Securities and Exchange Act, as amended (the 'Exchange Act') and the rules and regulations of the Commission thereunder.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All reports and other documents filed by the Servicer, on behalf of the Trust, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Certificates shall be deemed to be incorporated by reference into this Prospectus and to be part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Servicer will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Servicer, attention: Corporate Secretary. Telephone requests for such copies should be directed to the Servicer at (212) 270-6000.

                               PROSPECTUS SUMMARY

     This Summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus. Certain capitalized terms used in the Summary are defined elsewhere in this Prospectus. Reference is made to the 'Glossary of Terms' for the location herein of defined terms.

ISSUER.................... Chase Manhattan Grantor Trust 1996-B (the 'Trust').

SELLER/SERVICER........... The Chase Manhattan Bank (National Association) (the
                           'Bank,' 'Seller' or 'Servicer' in its respective
                           capacities as such).

SECURITIES OFFERED........    % Automobile Loan Pass-Through Certificates (the
                           'Certificates') representing fractional undivided
                           interests in the Trust. The Trust property will
                           include a pool of simple interest retail installment
                           sales contracts and purchase money loans (the
                           'Receivables'), secured by new and used automobiles
                           and light-duty trucks (the 'Financed Vehicles'), all
                           monies due thereunder on or after            , 1996
                           (the 'Cutoff Date') (other than Late Fees), security
                           interests in the Financed Vehicles, benefits under
                           the Cash Collateral Guaranty and Cash Collateral
                           Account described below, proceeds from claims on
                           certain insurance policies, and certain rights under
                           the Pooling and Servicing Agreement (the 'Agreement')
                           between the Bank, as Seller and Servicer, and
                                                         , a national banking
                           association, as trustee (the 'Trustee'). The
                           Certificates will be offered for purchase in
                           denominations of $1,000 and integral multiples
                           thereof. See 'The Trust' and 'The Certificates--
                           General.'

REGISTRATION OF THE
CERTIFICATES.............. The Certificates initially will be represented by
                           Certificates registered in the name of Cede & Co.
                           ('Cede'), as the nominee of The Depository Trust
                           Company ('DTC'). No person acquiring an interest in a
                           Certificate through the facilities of DTC will be
                           entitled to receive a Definitive Certificate
                           representing such person's interest in the Trust,
                           except in the event that Definitive Certificates are
                           issued under the limited circumstances described
                           herein. Certificateholders may elect to hold their
                           Certificates through DTC (in the United States) or
                           CEDEL or Euroclear (in Europe). All references herein
                           to Certificateholders shall reflect the rights of
                           Certificate Owners, as such rights may be exercised
                           through DTC and its Participants (including CEDEL and

                           Euroclear), except as otherwise specified herein. See
                           'The Certificates--Book-Entry Registration' and
                           '--Definitive Certificates.'

PASS-THROUGH RATE.........    % per annum, calculated on the basis of a 360-day
                           year comprised of twelve 30-day months, payable
                           monthly.

DISTRIBUTION DATE......... The 15th day of each month (or, if such 15th day is not a day on which the Trustee and banks located in
                           New York, New York, are open for the purpose of
                           conducting a commercial banking business (a 'Business
                           Day'), the next following Business Day).

INTEREST.................. On each Distribution Date, interest will be distributed to the holders of record of the
                           Certificates as of the date immediately preceding
                           such Distribution Date or, if definitive certificates
                           are issued, the last day of the immediately preceding
                           calendar month (each such date, a 'Record Date'),
                           generally in an amount equal to the product of
                           one-twelfth of the Pass-Through Rate and the
                           aggregate principal balance of the Receivables as of
                           the first day of the preceding Collection Period (the
                           'Pool Balance'), after giving effect to any amounts
                           distributed with respect to principal on the
                           Distribution Date occurring in such Collection
                           Period. A 'Collection Period' with respect to a
                           Distribution Date

                           will be the calendar month preceding the month in which such Distribution Date occurs.

PRINCIPAL................. All payments, including full and partial prepayments, of principal collected by the Servicer during the
                           preceding Collection Period and certain other
                           payments allocable to principal, as described more
                           fully herein, will be distributed by the Trustee on
                           each Distribution Date.

ADVANCES.................. On the Business Day preceding each Distribution Date
                           (each, a 'Deposit Date'), the Servicer may, in its
                           sole discretion, make a payment with respect to each
                           Receivable (other than a Defaulted Receivable) equal
                           to the excess, if any, of (x) the product of the
                           principal balance of such Receivable as of the first
                           day of the related Collection Period and one-twelfth
                           of its Contract Rate, over (y) the interest actually

                           received by the Servicer with respect to such Receivable from the Obligor or from payments of the Repurchase Amount during or with respect to such Collection Period. The Servicer may elect not to make any Advance with respect to a Receivable to the extent that the Servicer, in its sole discretion, determines that such Advance is not recoverable from subsequent payments on such Receivable or from demands under the Cash Collateral Guaranty or from subsequent payments of the Servicing Fee. See 'The
                           Certificates--Advances.'

SERVICING FEE............. The Servicer shall receive a monthly fee (the
                           'Servicing Fee'), payable on each Distribution Date,
                           in an amount equal to the product of one-twelfth of
                           1.00% per annum (the 'Servicing Fee Rate') and the
                           Pool Balance as of the first day of the related
                           Collection Period. In addition, the Servicing Fee
                           will include investment earnings on amounts on
                           deposit in the Certificate Account; provided,
                           however, that from and after the Collection Period in
                           which the Servicer fails to deposit an Advance with
                           respect to a Receivable other than because such
                           Receivable has been declared a Defaulted Receivable,
                           such investment income will not be paid to the
                           Servicer, but will be deposited in the Cash
                           Collateral Account or applied pursuant to the Loan
                           Agreement. The Servicer, on behalf of the Seller,
                           also will be entitled to collect and retain any late
                           charges, credit related extension fees, non-credit
                           related extension fees, administrative fees or
                           similar charges (collectively, 'Late Fees') paid by
                           the obligors under the Receivables (the 'Obligors').
                           See 'The Certificates--Servicing Compensation.'

CASH COLLATERAL ACCOUNT... The Trustee will have the right to demand payments under a Cash Collateral Guaranty (the 'Cash
                           Collateral Guaranty') under certain circumstances
                           described below, issued pursuant to the Trust
                           Agreement described below. The Cash Collateral
                           Guaranty will be secured by an account (the 'Cash
                           Collateral Account'), which will be held in the name
                           of                               , as cash collateral
                           trustee (the 'Cash Collateral Trustee'). Pursuant to
                           the Cash Collateral Trust Agreement (the 'Trust
                           Agreement') among a financial institution (the 'Cash
                           Collateral Depositor') selected by the Bank, the Cash
                           Collateral Trustee, the Trustee and the Bank, as
                           Seller and Servicer, the Cash Collateral Account will
                           be funded on the date of the issuance of the
                           Certificates (the 'Closing Date') in the amount of
                           $              (the 'Initial Cash Collateral Amount')
                           from the proceeds of a loan to be made by the Cash
                           Collateral Depositor pursuant to a loan agreement

                           (the 'Loan Agreement'). The Cash Collateral Guaranty will not be a recourse obligation of the Cash
                           Collateral Depositor, the Cash Collateral Trustee, the Trustee or the Bank, as Seller and Servicer, and will be secured solely with amounts, if any, on deposit in the Cash Collateral Account. The Cash
                           Collateral Account and any amounts therein will not be property of the Trust, but will be held in accordance with the

                           Trust Agreement for the benefit of the Trustee and the Cash Collateral Depositor, as secured parties and as provided in the Trust Agreement.

                           With respect to any Distribution Date, the amount available in the Cash Collateral Account (the
                           'Available Cash Collateral Amount') will equal the lesser of (i) the amount on deposit in the Cash
                           Collateral Account (exclusive of investment earnings) and (ii) the Required Cash Collateral Amount (as described below under 'Required Cash Collateral
                           Amount'). On each Deposit Date, the Trustee shall demand payment under the Cash Collateral Guaranty to the extent of the sum of (a) the aggregate principal balance of, and accrued and unpaid interest on Receivables (such accrued interest for the Collection
                           Period in which such Receivable becomes a Defaulted
                           Receivable to be calculated at a rate equal to one-twelfth of the sum of the Pass-Through Rate and the Servicing Fee Rate to the extent not otherwise collected) that the Servicer has determined to be Defaulted Receivables during the preceding Collection
                           Period to the extent not covered by the amount described in clause (A) of the definition of 'Excess
                           Collections,' (b) any Principal Carryover Shortfall to the extent not covered by the amount described in clause (A) of the definition of 'Excess Collections,' certain amounts of accrued and unpaid interest that have not been paid to Certificateholders and certain unpaid Servicing Fees and (c) any additional amount necessary to make distributions to Certificateholders and pay the Servicing Fee to the Servicer on such Distribution Date over the amount on deposit in the Certificate Account with respect to the preceding
                           Collection Period (net of investment income and Excess Collections) after giving effect to any amounts obtained by making a demand under the Cash
                           Collateral Guaranty pursuant to clauses (a) and (b)

                           above ('Payment Deficiencies'), but in no event in an amount greater than the Available Cash Collateral
                           Amount with respect to such Distribution Date.

                           Demands under the Cash Collateral Guaranty will be funded solely from amounts, if any, on deposit in the Cash Collateral Account. If the amount deposited in the Cash Collateral Account is reduced to zero, Certificateholders will bear directly the credit and other risks associated with ownership of the Receivables, including the risk that the Trust may not have a perfected security interest in the Financed Vehicles. See 'Certain Legal Aspects of the
                           Receivables.'

                           On each Distribution Date, any amounts on deposit in the Certificate Account with respect to the preceding
                           Collection Period, after payments to the Certificateholders and the Servicer have been made, will be paid to the Cash Collateral Trustee for application in accordance with the Trust Agreement.
                           See 'The Certificates--The Cash Collateral Account.'

                           Repayment on each Distribution Date of principal and interest on the loan made by the Cash Collateral
                           Depositor to the trust established under the Trust
                           Agreement for the benefit of the Trustee and the Cash
                           Collateral Depositor (the 'Cash Collateral Trust
                           1996-B') will be made from funds available in the Certificate Account after distributions of interest and principal have been made to Certificateholders and the Servicer, from amounts on deposit in the Cash
                           Collateral Account in excess of the Required Cash
                           Collateral Amount (after taking into account any required deposits to, and withdrawals from, the Cash
                           Collateral Account), and from earnings on permitted investments in the Cash Collateral Account. Repayment of the loan made by the Cash Collateral Depositor will not be recourse to the Trust, the Trustee, the Seller, the Servicer, the Cash Collateral Trustee or any Certificateholder.

REQUIRED CASH COLLATERAL
AMOUNT.................... The amount on deposit in the Cash Collateral Account
                           on the initial Distribution Date will be $        .
                           On each Distribution Date thereafter, the Required
                           Cash Collateral Amount will equal     % of the Pool
                           Balance as of the first day of the preceding

                           Collection Period, but in any event not less than the
                           lesser of (i) $              and (ii) the sum of the
                           Pool Balance as of the first day of the preceding
                           Collection Period, accrued interest thereon and an
                           amount equal to the product of such Pool Balance and
                           the Servicing Fee Rate (except that under certain
                           circumstances the Required Cash Collateral Amount
                           will be the amount set forth above using a percentage
                           of  %). See 'The Certificates--The Cash Collateral
                           Account.'

OPTIONAL PURCHASE......... The Servicer may purchase all the Receivables on any
                           Distribution Date following a Record Date as of which
                           the Pool Balance has declined to 5% or less of the
                           Pool Balance as of the Cutoff Date. See 'The
                           Certificates--Termination.'

TRUSTEE...................

CASH COLLATERAL TRUSTEE...

TAX STATUS................ Simpson Thacher & Bartlett, special tax counsel to the Bank, has advised that the Trust will be treated
                           as a grantor trust for federal income tax purposes
                           and not as an association taxable as a corporation.
                           Certificateholders must report their respective
                           allocable shares of income earned on Trust assets
                           and, subject to certain limitations applicable to
                           individuals, estates and trusts, may deduct their
                           respective allocable shares of reasonable servicing
                           and other fees paid or incurred by the Trust.
                           Investors should consult their own tax advisors to
                           determine the federal, state, local and other tax
                           consequences of the purchase, ownership, and
                           disposition of the Certificates. See 'Certain Federal
                           Income Tax Consequences.'

RATING.................... It is a condition of issuance of the Certificates that they be rated in the highest rating category by
                           at least one nationally recognized rating agency.
                           There can be no assurance that this rating will not
                           be lowered or withdrawn if, in the sole judgment of
                           any such rating agency, circumstances in the future
                           so warrant.

ERISA CONSIDERATIONS...... The Certificates may, in general, be purchased by employee benefit and other plans that are subject to
                           the Employee Retirement Income Security Act of 1974,
                           as amended ('ERISA'), or Section 4975 of the Internal
                           Revenue Code of 1986, as amended (the 'Code') and by
                           persons investing 'plan assets' of such plans, upon
                           satisfaction of certain conditions described herein.
                           See 'ERISA Considerations.'

                  THE BANK'S PORTFOLIO OF MOTOR VEHICLE LOANS

ORIGINATION AND SERVICING OF MOTOR VEHICLE LOANS

     The Bank purchases motor vehicle retail installment sales contracts relating to new or used automobiles from automobile dealers ('Dealers') who regularly originate and sell such contracts to the Bank pursuant to the terms of approved Dealer agreements and assignments ('Assignments'), and the Bank also makes purchase money loans secured by financed vehicles pursuant to arrangements with Dealers in accordance with approved Dealer agreements. Dealer agreements and Assignments related to motor vehicle retail installment sales contracts, and Dealer agreements related to purchase money loans are collectively referred to herein as 'Dealer Agreements'; such motor vehicle retail installment sales contracts and purchase money loans are collectively referred to herein as 'Motor Vehicle Loans.' Dealer Agreements are entered into with Dealers based upon a financial review of each Dealer, and in some cases, the reputation and prior experience of the Bank with such Dealer and its key management. Generally, Dealers who sell new financed vehicles are franchised by the manufacturer of the financed vehicles.

     The Bank currently makes or purchases Motor Vehicle Loans involving Dealers throughout the United States, except Alaska. Each Dealer makes representations and warranties to the Bank with respect to the Motor Vehicle Loans, the obligors on the Motor Vehicle Loans and the security interests in the financed vehicles relating thereto, which representations and warranties typically include, among others, that (i) to the best of the Dealer's knowledge, (a) no statements made or furnished to the Bank by the obligor, the Dealer or any other person are untrue or incomplete, (b) the obligor has not financed any down payment for the financed vehicle, (c) the obligor is a bona fide applicant having legal capacity to contract for a Motor Vehicle Loan, (d) the signature of the obligor on all documents is genuine and (e) the amount stated in the Motor Vehicle Loan to be due will in fact be due and payable at the time or times provided therein free of any claims, defenses, setoffs or counterclaims; (ii) the Dealer has verified the obligor's identification; (iii) the Dealer had indefeasible title to the financed vehicle immediately prior to the purchase by the obligor, and the right and authority to sell the vehicle to the obligor, free and clear of all liens and encumbrances; (iv) the Dealer will secure and perfect for the Bank a security interest in the financed vehicle free and clear of any liens or encumbrances; and (v) the description of the financed vehicle in the Motor Vehicle Loan is true and complete and the financed vehicle will be or has been duly delivered to and accepted without revocation by the obligor. Generally, these representations and warranties do not relate to the creditworthiness of the obligors or the collectibility of the Motor Vehicle Loans. Upon breach of any representation or warranty made by a Dealer, the Bank has a right of recourse against such Dealer to require it to purchase or repurchase such Motor Vehicle Loan. Generally, in determining whether to exercise any right of recourse, the Bank considers the prior performance of the Dealer and other business and commercial factors. The Bank, as Servicer, is obligated to enforce such rights with respect to Dealer Agreements relating to the Motor Vehicle Loans in accordance with the Bank's customary practices, and the right to any proceeds received upon such enforcement will be conveyed to the Trust under the

Agreement. The Bank makes no representations as to the financial condition of such Dealers to which the Bank has recourse, and there can be no assurance as to the ability of any such Dealer to perform its obligations under a Dealer Agreement.

     The Bank or its affiliates service all of the Motor Vehicle Loans. The servicing functions performed by the Bank or its affiliates on a predominantly centralized basis include payment of Motor Vehicle Loan proceeds to Dealers, customer service, document file keeping, computerized account record keeping, vehicle titles processing and automated collections. Some servicing functions are regionalized and are performed by support offices called Dealer Service Centers ('DSCs') located in Garden City, New York (Northeast Region), Syracuse, New York (North Central Region), Tampa, Florida (Southeast Region), Dallas, Texas (Central Region) and San Diego, California (Western Region). The servicing functions performed by the DSCs include certain aspects of Dealer liaison, Dealer sales, credit underwriting, documentation reviews and collections as well as other support services. The servicing policies and practices of the Bank may change over time in accordance with the Bank's business judgment.

UNDERWRITING OF MOTOR VEHICLE LOANS

     Each applicant for a Motor Vehicle Loan is evaluated individually by the appropriate DSC based on uniform underwriting standards developed by the Bank. These underwriting standards are intended to assess the applicant's ability to repay such Motor Vehicle Loan and the adequacy of the financed vehicle as collateral, based upon a review of the information contained in a loan application form which generally lists the applicant's income, deposit accounts, liabilities, credit history, employment history, and a description of the financed vehicle intended to secure the Motor Vehicle Loan. Among the criteria considered in evaluating the individual applications are (i) stability of the obligor with specific regard to the obligor's length of residence in the area, occupation, length of employment, and whether the obligor rents or owns his or her home; (ii) the obligor's payment history based on information known directly by the Bank or as provided by various credit reporting agencies with respect to present and past debt; (iii) a debt service to gross monthly income ratio test;
(iv) a loan to value ratio test taking into account the age, type and market value of the financed vehicle; and (v) a credit bureau score.

     The amount advanced under any Motor Vehicle Loan generally has not exceeded
(i) for a new financed vehicle, the manufacturer's suggested retail price or
(ii) for a used financed vehicle, 110% of the 'average trade' value stated in the most recently published National Automobile Dealers Association Used Car Price Guide plus taxes, and title and license fees on the financed vehicle. However, the maximum amount advanced for Motor Vehicle Loans is often less than such amounts depending on a number of factors, including the length of the Motor Vehicle Loan term, and the model and year of the financed vehicle. These adjustments are made to insure that the financed vehicle constitutes adequate collateral to secure the Motor Vehicle Loan. In addition, whether a financed vehicle is new or used, the Bank will also finance credit life/accident/health insurance and service warranties under a Motor Vehicle Loan. The Bank's general policy has been not to allow an applicant's debt service to gross monthly income ratio to exceed 40%.

     Since July 1988, an empirically based credit scoring process has been used to objectively index the applicant's creditworthiness. This scoring process was created using historical information from the data base of Motor Vehicle Loans owned and serviced by the Bank and its affiliates. Through credit scoring, the Bank evaluates credit profiles in order to satisfactorily quantify credit risk. The credit scoring process entails the use of statistics to correlate common characteristics with credit risk. The credit scoring process used by the Bank is periodically reviewed to ensure its validity. In addition to the Bank's scoring process, since July 1992 the Bank has used consumer reporting agency scores to assist in the underwriting process. In February 1993, the Bank implemented an automated approval and declination process for certain applications based on selection criteria that was statistically derived from the data base of Motor Vehicle Loans owned and serviced by the Bank and its affiliates. Except for the applications that are automatically approved or denied, each application is reviewed by a credit analyst. Except for the applications that are automatically approved or denied, the Bank's scoring process and consumer reporting agency scores are intended to provide a basis for lending decisions, but are not meant to supersede the judgment of the credit analyst. Motor Vehicle Loan approval at variance with standard credit guidelines has occurred, both before and after implementation of the credit scoring process, but generally has required concurrent approval of a second, designated senior credit analyst or credit manager. Motor Vehicle Loans which do not comply with all of the Bank's guidelines must have strong compensating factors which indicate a high ability of the applicant to repay the loan. Generally in such cases, if a Motor Vehicle Loan is approved it is because the obligor has made a down payment and the amount financed is lower than the maximums permitted by the Bank's guidelines.

     Detailed analysis of the Bank's portfolio is performed to evaluate the effectiveness of the credit guidelines and scoring process. If external economic factors, credit delinquencies or credit losses change, credit guidelines are adjusted to maintain the asset quality deemed acceptable by the Bank's management. Each day, the credit manager and credit supervisors of each DSC review a computer selected group of Motor Vehicle Loans to ensure that credit analysts are following the Bank's established policies and procedures. The Bank randomly reviews, on a quarterly basis, the quality of the Motor Vehicle Loans and conducts quality audits to ensure compliance with established policies and procedures. The credit underwriting standards of the Bank may change over time in accordance with the Bank's business judgment.

INSURANCE AND COLLECTION PROCEDURES

     Each Motor Vehicle Loan requires the obligor to obtain fire, theft and collision insurance or comprehensive and collision insurance with respect to the financed vehicle. The Dealer Agreements include a representation and warranty that each financed vehicle has such insurance at the time of origination of the Motor Vehicle Loan. If an obligor fails to maintain the required insurance, the Bank may, but is not obligated to, purchase limited collision and comprehensive insurance (force placed insurance) to protect the interests of the Bank and the obligor and to charge the obligor for the cost of such insurance.

     The Bank previously purchased force placed insurance, but stopped this practice in August 1993, and no force placed insurance coverage is currently in effect on any of the Bank's Motor Vehicle Loans. The Trust does not include any Motor Vehicle Loans on which force placed insurance was ever purchased for the related financed vehicle, nor does the Trust include any Motor Vehicle Loans with coverage commonly known as vendor's single interest and non-filing insurance. There is no third party insurance of any kind covering this risk for any of the Motor Vehicle Loans included in the Trust. In addition, the Bank does not independently verify whether obligors obtain or maintain the required insurance either at or after the origination of a Motor Vehicle Loan. The Bank does monitor its loss experience with respect to financed vehicles that are not properly insured.

     The Bank reserves the right to change its policy with respect to insurance on financed vehicles in accordance with the Bank's business judgment.

     As a result of a New York statutory change, for Motor Vehicle Loans originated through New York dealers on and after approximately June 30, 1995, the Bank has agreed not to obligate the related Obligor for the so-called 'GAP amount' in the event there is a total loss of the vehicle caused by its theft, confiscation or physical damage. The 'GAP amount' that the obligor will not be obligated to pay is the difference between the amount owed on the Motor Vehicle Loan as of the date of the total loss and the sum of: (1) any unpaid monthly payments, unpaid late fees and other unpaid amounts due prior to the date of the total loss, plus (2) the vehicle's actual cash value as of the date of the total loss. If the obligor has maintained the insurance required under the Motor Vehicle Loan, the vehicle's actual cash value shall have the same meaning as under the insurance policy (inclusive of the deductible, which the Motor Vehicle Loan specifies may be no higher than $500). If the obligor has not maintained the insurance required under the Motor Vehicle Loan, the vehicle's actual cash value shall mean the trade-in value of the vehicle in the N.A.D.A. Official Used Car Guide (Eastern Edition) as of the date of the total loss. The Bank will not maintain third party insurance of any kind against this risk, and the Bank does not yet have any data on its expected loss experience on this risk.

     Collection activities with respect to delinquent Motor Vehicle Loans are performed by the Bank or its affiliates. Collection activities include prompt investigation and evaluation of the causes of any delinquency. An obligor is deemed current if an amount equal to no more than 10% of a scheduled monthly payment remains unpaid.

     An automated collection system is utilized to assist in collection efforts. The automated collection system provides relevant obligor information (for example, current addresses, phone numbers and loan information), records of all contacts with obligors and, in some cases, automated dialing. The system also records an obligor's promise to pay and allows supervisor review of collection personnel activity, permits supervisors to modify priorities as to which obligors should be contacted and provides extensive reports concerning Motor Vehicle Loan delinquencies. Under current practices, contact, by mail and/or telephone, is initiated with an obligor whose Motor Vehicle Loan has become 13 days delinquent. In the event that such contact fails to result in a payment sufficient to bring scheduled payments current under the Motor Vehicle Loan, personal telephone contact with the obligor is attempted on or after the 20th day of delinquency. Generally, after a Motor Vehicle Loan continues to be delinquent for 90 days, repossession procedures will have been implemented. However, if a Motor Vehicle Loan is deemed uncollectible, if the financed vehicle is deemed by collection personnel to be in danger of being damaged, destroyed or made unavailable for repossession, or if the obligor voluntarily surrenders the financed vehicle, a repossession may occur without regard to length or existence of payment delinquency. Repossessions are generally conducted by third parties who are engaged in the business of repossessing vehicles for secured parties. After repossession, the obligor generally has an additional 10 to 30 days to redeem the financed vehicle before the financed vehicle is resold. Upon repossession and sale of the financed vehicle, any deficiency remaining will be pursued to the extent deemed practical and to the extent permitted by law.

     Losses may occur in connection with delinquent Motor Vehicle Loans and can arise in several ways, including inability to locate the financed vehicle or the obligor, or because of a discharge of the obligor in a bankruptcy proceeding. Generally, the Bank recognizes losses on Motor Vehicle Loans, as applicable, (a) during the calendar month a financed motor vehicle is liquidated by the Bank if the liquidation takes place at or before the end of the calendar month when more than 10% of a scheduled payment of the Motor Vehicle Loan becomes 150 days delinquent, (b) during the calendar month when more than 10% of a scheduled payment of the Motor Vehicle Loan becomes 150 days delinquent if the Bank is not in possession of the financed vehicle by the end of that calendar month, (c) during the calendar month a financed motor vehicle is liquidated by the Bank if the Bank comes into possession of the financed vehicle by the end of the calendar month in which more than 10% of a scheduled payment of the Motor Vehicle Loan becomes 150 days delinquent, (d) such earlier time as the Bank deems the Motor Vehicle Loan uncollectible, or (e) at such other times or in such a manner as the Bank believes is appropriate in accordance with its normal and customary servicing practices and procedures; provided that such loss recognition cannot be later than the calendar month in which more than 10% of a scheduled payment of the Motor Vehicle Loan becomes 240 days delinquent. The loss recognition and collection policies and practices of the Bank may change over time in accordance with the Bank's business judgment.

     The Bank may, on a case-by-case basis, permit extensions with respect to the due dates of payments on the Motor Vehicle Loans in accordance with its normal and customary servicing practices and procedures, as described more fully herein under 'The Certificates--Servicing Procedures.'

DELINQUENCY AND LOAN LOSS INFORMATION

     The following tables set forth information with respect to the Bank's experience relating to delinquencies, loan losses and recoveries for the portfolio of new and used Motor Vehicle Loans owned or serviced by the Bank as of the dates indicated and for each of the one year periods ended December 31, 1991, 1992, 1993, 1994 and 1995 and the three months ended March 31, 1996. The portion of the Bank's portfolio of new and used Motor Vehicle Loans that provide for payments based upon variable rate simple interest, the Rule of 78's and the actuarial method are included in the following tables but are not included in the Trust. The Bank does not maintain separate records that distinguish among the delinquency and loan loss experience for Motor Vehicle Loans that provide for payments based upon fixed rate simple interest, variable rate simple interest, the rule of 78's and the actuarial method. The Bank believes, however, that the delinquency and loan loss experience with respect to the fixed rate simple interest Motor Vehicle Loans included in the Trust is not materially different from the performance of the Bank's entire portfolio of Motor Vehicle Loans.

     Pursuant to a merger, as of January 1, 1993, the Bank commenced servicing of Motor Vehicle Loans originated by its affiliate, Chase Lincoln First Bank, National Association ('Chase Lincoln Bank'). None of the Motor Vehicle Loans included in the Trust are loans originated by Chase Lincoln Bank (collectively, 'Chase Lincoln Loans'). From February 1993 through April 1995, the Bank or its affiliates serviced Motor Vehicle Loans for The Chase Manhattan Bank of Connecticut, National Association ('Chase Connecticut Bank'), which loans (collectively, 'Chase Connecticut Loans') were originated using materially the same Dealer Agreements, underwriting criteria and servicing standards as the Bank's Motor Vehicle Loans. As of May 1, 1995, Chase Connecticut Bank was merged into the Bank. The Motor Vehicle Loans included in the Trust may include Chase Connecticut Loans, and the tables below include data with respect to Chase Connecticut Loans for December 31, 1993 and thereafter. The Bank believes, however, that the delinquency and loan loss experience for Chase Connecticut Loans is not materially different from the performance of the Bank's entire portfolio of Motor Vehicle Loans.

     On December 1, 1995, the Bank purchased substantially the entire Motor Vehicle Loan portfolio originated by its affiliate, The Chase Manhattan Private Bank (Florida), National Association ('Chase Florida Bank'). The purchase involved approximately 41,000 loans originated principally through Dealers located in Florida ('Chase Florida Loans'), with such loans having an aggregate outstanding principal balance at the time of purchase of approximately $400 million. The Motor Vehicle Loans included in the Trust, together with the data in the tables below, include Chase Florida Loans. Chase Florida Loans were originated using materially the same Dealer Agreements, underwriting criteria and servicing standards as the Bank's Motor Vehicle Loans. The Bank believes that the delinquency and loan loss experience of Motor Vehicle Loans originated by Chase Florida Bank is not materially different from the performance of the Bank's entire portfolio of Motor Vehicle Loans.

     Notwithstanding anything to the contrary contained herein, Chase Connecticut Loans and Chase Florida Loans were originated in the name of Chase Connecticut Bank and Chase Florida Bank, respectively. Accordingly, recorded liens on the Financed Vehicles related to such Motor Vehicle Loans, as well as any insurance policies related to such Financed Vehicles, would be recorded in the name of Chase Connecticut Bank or Chase Florida Bank, as appropriate, and not in the name of the Bank itself. For administrative convenience, such recorded liens and insurance policies have not been amended to reflect, in the case of Chase Connecticut Loans, the merger of Chase Connecticut Bank into the Bank or, in the case of Chase Florida Loans, the sale of such Motor Vehicle Loans to the Bank, nor were the Obligors of such Motor Vehicle Loans notified of the change in ownership of such Motor Vehicle Loans. However, the Bank has succeeded to all of the rights and obligations of Chase Connecticut Bank and Chase Florida Bank with respect to Chase Connecticut Loans and Chase Florida Loans, respectively, and consequently the Bank believes that not amending such liens and insurance policies and not notifying the related Obligors will not materially adversely affect the interests of the Trust.

     Although in September 1995 the Bank purchased substantially all outstanding Motor Vehicle Loans originated by The Chase Manhattan Bank of Maryland ('Chase Maryland Loans'), the delinquency and loan loss information set forth below does not include Chase Maryland Loans, nor are Chase Maryland Loans included in the Trust.

                             DELINQUENCY EXPERIENCE

                                                                                    YEAR ENDED
                                 THREE MONTHS         -----------------------------------------------------------------------
                                     ENDED
                                 MARCH 1, 1996          DECEMBER 31, 1995        DECEMBER 31, 1994        DECEMBER 31, 1993
                             ---------------------    ---------------------    ---------------------    ---------------------
                                           NUMBER                   NUMBER                   NUMBER                   NUMBER
                              DOLLARS        OF        DOLLARS        OF        DOLLARS        OF        DOLLARS        OF
                              (000'S)       LOANS      (000'S)       LOANS      (000'S)       LOANS      (000'S)       LOANS
                             ----------    -------    ----------    -------    ----------    -------    ----------    -------
Outstanding Principal
  Amount..................   $                        $7,451,714    628,009    $6,028,312    516,621    $4,540,693    378,857
                             ----------    -------    ----------    -------    ----------    -------    ----------    -------
                             ----------    -------    ----------    -------    ----------    -------    ----------    -------
Delinquencies ($)(1)(2)
  30-59 Days..............   $                        $   78,499      7,054    $   52,963      5,704    $   41,294      3,761
  60-89 Days..............                                15,866      1,513         9,740      1,202         9,311      1,049
  90 Days or More.........                                 8,654        786         5,353        761         4,176        421
                             ----------    -------    ----------    -------    ----------    -------    ----------    -------
TOTAL Delinquencies.......   $                        $  103,019      9,353    $   68,056      7,667    $   54,781      5,231
Repossession
  Inventory(3)............                                 7,290        443         2,444        273         3,232        335
                             ----------    -------    ----------    -------    ----------    -------    ----------    -------
TOTAL Delinquencies &
  Repossession
  Inventory...............   $                        $  110,309      9,796    $   70,500      7,940    $   58,013      5,566
                             ----------    -------    ----------    -------    ----------    -------    ----------    -------
                             ----------    -------    ----------    -------    ----------    -------    ----------    -------
Delinquencies (%)(1)(2)(4)
  30-59 Days..............             %                    1.05%                    0.88%                    0.91%
  60-89 Days..............             %                    0.21%                    0.16%                    0.21%
  90 Days or More.........             %                    0.12%                    0.09%                    0.09%
                             ----------               ----------               ----------               ----------
TOTAL Delinquencies.......             %                    1.38%                    1.13%                    1.21%
Repossession Inventory....             %                    0.10%                    0.04%                    0.07%
                             ----------               ----------               ----------               ----------
TOTAL Delinquencies &
  Repossession
  Inventory...............             %                    1.48%                    1.17%                    1.28%
                             ----------               ----------               ----------               ----------
                             ----------               ----------               ----------               ----------


                              DECEMBER 31, 1992        DECEMBER 31, 1991
                            ---------------------    ---------------------
                                          NUMBER                   NUMBER
                             DOLLARS        OF        DOLLARS        OF
                             (000'S)       LOANS      (000'S)       LOANS

                            ----------    -------    ----------    -------
Outstanding Principal
  Amount..................  $3,007,240    233,877    $2,399,047    180,372
                            ----------    -------    ----------    -------
                            ----------    -------    ----------    -------
Delinquencies ($)(1)(2)
  30-59 Days..............  $   37,453      3,167    $   31,728      2,535
  60-89 Days..............       7,963        682         8,102        625
  90 Days or More.........       4,484        376         4,639        360
                            ----------    -------    ----------    -------
TOTAL Delinquencies.......  $   49,900      4,225    $   44,469      3,520
Repossession
  Inventory(3)............       3,907        393         3,943        379
                            ----------    -------    ----------    -------
TOTAL Delinquencies &
  Repossession
  Inventory...............  $   53,807      4,618    $   48,412      3,899
                            ----------    -------    ----------    -------
                            ----------    -------    ----------    -------
Delinquencies (%)(1)(2)(4)
  30-59 Days..............        1.25%                    1.32%
  60-89 Days..............        0.26%                    0.34%
  90 Days or More.........        0.15%                    0.19%
                            ----------               ----------
TOTAL Delinquencies.......        1.66%                    1.85%
Repossession Inventory....        0.13%                    0.16%
                            ----------               ----------
TOTAL Delinquencies &
  Repossession
  Inventory...............        1.79%                    2.02%
                            ----------               ----------
                            ----------               ----------

- ------------------
(1) Delinquencies include principal amounts only.

(2) The period of delinquency is based on the number of days payments are contractually past due.

(3) For December 31, 1994 and earlier, amounts shown in repossession inventory represent loans which have been written down to the fair market value of the collateral, but where the related financed vehicles have not yet been sold. For December 31, 1995, the amounts shown in repossession inventory represent the total outstanding principal balance of the loans at that time.

(4) As a percent of outstanding principal in dollars.

                              LOAN LOSS EXPERIENCE
                               (DOLLARS IN 000'S)

                                  MARCH 31,      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                     1996            1995            1994            1993            1992            1991
                                 ------------    ------------    ------------    ------------    ------------    ------------
Number of Loans(1)............                       628,009         516,621         378,857         233,877         180,732
Period End Outstanding
  Principal Amount............    $               $7,451,714      $6,028,312      $4,540,693      $3,007,240      $2,399,047
Average Outstanding Principal
  Amount(2)...................    $               $6,572,006      $5,104,644      $3,999,579      $2,702,488      $2,139,176
Number of Repossessions.......                         1,863           1,590           2,064           1,807           1,435
Number of Gross Charge-Offs...                         2,633           2,348           2,879           2,310           1,833
Gross Charge-Offs(3)..........    $               $   11,765      $   10,639      $   14,923      $   13,456      $   13,660
Gross Charge-Offs as a % of
  Period End Outstanding
  Principal Amount............              %           0.16%           0.18%           0.33%           0.45%           0.57%
Gross Charge-Offs as a % of
  Average Outstanding
  Principal Amount............              %           0.18%           0.21%           0.37%           0.50%           0.64%
Recoveries(4).................    $               $   (3,869)     $   (4,700)     $   (4,648)     $   (2,846)     $   (2,286)
Net Charge-Offs(5)............    $               $    7,896      $    5,939      $   10,275      $   10,610      $   11,374
Net Charge-Offs as a % of
  Period End Outstanding
  Principal Amount............              %           0.11%           0.10%           0.23%           0.35%           0.47%
Net Charge-Offs as a % of
  Average Outstanding
  Principal Amount............              %           0.12%           0.12%           0.26%           0.39%           0.53%

- ------------------
(1) Number of loans as of period end.

(2) Averages for 1993, 1994 and 1995 were computed by taking a simple average of monthly average outstanding principal amounts for each period presented and averages for 1991 and 1992 were computed by taking a simple average of month-end outstanding principal amounts for each period presented.

(3) Amount charged off is remaining principal balance less proceeds from sale of repossessed vehicles.

(4) Recoveries generally include amounts received with respect to loans previously charged off, except for proceeds realized in connection with the sale of the financed vehicles.

(5) Net charge-offs mean gross charge-offs minus recoveries of loans previously charged off.

     The data presented in the foregoing tables are for illustrative purposes only. Delinquency and loan loss experience may be influenced by a variety of economic, social and other factors. No assurance can be given that the delinquency and loan loss information of the Bank, or of the Trust with respect to the Receivables, in the future will be similar to that set forth above.

                                   THE TRUST

     The Seller will establish the Trust by selling and assigning the Trust property, as described below, to the Trustee in exchange for the Certificates. Each Certificate will represent a fractional undivided interest in the Trust. The Trust property will include a pool (the 'Receivables Pool') of the Receivables and all payments due thereunder on or after the Cutoff Date (other than Late Fees). The Trust property will also include (i) such amounts as from time to time may be held in the Certificate Account established and maintained by the Servicer in the name of the Trustee pursuant to the Agreement; (ii) security interests in the Financed Vehicles; (iii) the benefit of the right to demand payments under the Cash Collateral Guaranty that will be secured by the Cash Collateral Account; (iv) the rights to proceeds as a result of the Seller's exercise of its recourse rights against Dealers (as described herein under 'The Bank's Portfolio of Motor Vehicle Loans--Origination and Servicing of Motor Vehicle Loans'); (v) an assignment of the rights of the Seller to receive proceeds from claims on theft and physical damage, credit life and credit disability insurance policies covering the Financed Vehicles or the Obligors, as the case may be, to the extent that such insurance policies relate to the Receivables; and (vi) the rights with respect to any Financed Vehicle that has been repossessed by the Servicer, on behalf of the Trustee.

     The Trust will be formed for this transaction pursuant to the Agreement and prior to formation will have had no assets or obligations. After formation, the Trust will not engage in any activity other than acquiring and holding the Receivables, issuing the Certificates, distributing payments thereon and as otherwise described herein and as provided in the Agreement. The Trust will not acquire any contracts or assets other than the Trust property described above and will not have any need for additional capital resources. As the Trust does not have any operating history and will not engage in any activity other than issuing the Certificates and making distributions thereon, there has not been included any historical or pro forma financial statements or ratio of earnings to fixed charges with respect to the Trust. Inasmuch as the Trust has no operating history, it is not possible to predict the operating performance of the Trust while the Certificates are outstanding. While management of the Bank believes that the figures and statistics contained herein for recent periods are representative of past performance of Motor Vehicle Loans owned and serviced by the Bank, there is no assurance that such performance is indicative of the future performance of the Receivables, since future performance is dependent, among other things, on general economic conditions and economic conditions in the geographical areas in which the Obligors reside including, for example, unemployment rates.

                              THE RECEIVABLES POOL

     The Receivables represent Motor Vehicle Loans from the portfolio of the Bank that:


          (a) were acquired from or made through Dealers located in the United States;

          (b) have a remaining maturity, as of the Cutoff Date, of at least 6
     months and not more than   months;

          (c) are secured by either new Financed Vehicles and had an original
     maturity of at least   months and not more than   months, or used Financed
     Vehicles and had an original maturity of at least   months and not more
     than   months;

          (d) are fully-amortizing fixed rate simple interest contracts which provide for level scheduled monthly payments over their respective remaining terms, have a simple interest contract rate (a 'Contract Rate')
     of at least    % and not more than     %, and are not secured by any
     interest in real estate;

          (e) are secured by Financed Vehicles that, as of the Cutoff Date, had not been repossessed without reinstatement;

          (f) have not been identified on the computer files of the Bank as relating to Obligors who were in bankruptcy proceedings as of the Cutoff Date;

          (g) were not delinquent for more than 30 days as of the Cutoff Date;

          (h) have not been paid more than 3 months in advance as of the Cutoff Date;

          (i) have remaining principal balances, as of the Cutoff Date, of at
     least $     and not greater than $      ;

          (j) are secured by Financed Vehicles that were not insured by force placed insurance, nor on which the Bank has purchased coverage commonly known as vendor's single interest and non-filing insurance; and

          (k) are not Chase Lincoln Loans, Chase Maryland Loans, or the subject of a previous securitization.

     The Receivables were selected from the Motor Vehicle Loans in the portfolio of the Bank that met the above criteria utilizing no selection procedures adverse to the Certificateholders. For administrative reasons, the Bank first selected all otherwise eligible Motor Vehicle Loans originated since which were segregated and held for sale by the Bank, and then the Bank selected other Motor Vehicle Loans from its portfolio which were not so segregated. The Bank believes that such selection procedures are not adverse to
Certificateholders. Approximately      % of the aggregate principal balance of
the Receivables, as of the Cutoff Date, were secured by new Financed Vehicles
and approximately      % of the aggregate principal balance of the Receivables,
as of the Cutoff Date, were secured by used Financed Vehicles. Virtually none of the Receivables provide for recourse to the Dealer in the event of default by the Obligor except for breaches of the Dealer's representations and warranties that do not relate to the creditworthiness of the Obligor. The Seller may not substitute other Motor Vehicle Loans from the portfolio of the Bank, or any other motor vehicle receivables, for the Receivables at any time during the term of the Agreement.

     All of the Receivables as of the Cutoff Date are simple interest contracts. As payments are received under a simple interest contract, the finance charges accrued to date are paid first, the unpaid amount financed (to the extent of the remaining monthly scheduled payment) is paid second and then the remaining payment is applied to the unpaid late charges. See 'The Certificates--Servicing Procedures.' Accordingly, if an Obligor pays the fixed monthly installment in advance of the date on which a payment is due (the 'Due Date'), the portion of the payment allocable to finance charges for the period since the preceding payment will be less than it would be if the payment were made on the Due Date, and the portion of the payment allocable to reduce the amount financed will be correspondingly greater. Conversely, if the Obligor pays the fixed monthly installment after its Due Date, the portion of the payment allocable to finance charges for the period since the last payment will be greater than it would be if the payment were made on the Due Date, and the portion of the payment allocable to reduce the amount financed will be correspondingly smaller. When necessary, an adjustment is made at the maturity of the loan to the scheduled final payment to reflect the larger or smaller, as the case may be, allocations of payments to the amount financed under the Receivable as a result of early or late payments, as the case may be.

     In the case of the liquidation of a Receivable or repossession of a Financed Vehicle, amounts recovered will be applied in accordance with the Bank's normal and customary servicing practices and procedures. The Bank reserves the right to change its policy with respect to the application of amounts recovered from a liquidated Receivable or a repossessed Financed Vehicle.

     The composition of the Receivables, distribution by contract rate of the Receivables, distribution by manufacturer of the Financed Vehicles, and geographic distribution of the Receivables, as of the Cutoff Date, are set forth in the following tables.

COMPOSITION OF THE RECEIVABLES

                                      NEW FINANCED        USED FINANCED
                                        VEHICLES            VEHICLES               TOTAL
                                     ---------------     ---------------     -----------------
Aggregate Principal Balance.......   $                   $                   $
Number of Receivables.............
Average Principal Balance.........   $                   $                   $
Average Original Balance..........   $                   $                   $
Weighted Average Contract Rate....                  %                   %                     %

Contract Rate (Range).............
Weighted Average Original Term....            months              months                months
Original Term (Range).............            months              months                months
Weighted Average Remaining Term...            months              months                months
Remaining Term (Range)............            months              months                months

DISTRIBUTION BY CONTRACT RATE OF THE RECEIVABLES

                                                                PERCENT OF
                           NUMBER OF                             AGGREGATE
CONTRACT RATE RANGE       RECEIVABLES    PRINCIPAL BALANCE    POOL BALANCE(1)
- -----------------------   -----------    -----------------    ---------------
 7.0% to below 7.5%....                  $                               %
 7.5% to below 8.0%....                  $                               %
 8.0% to below 8.5%....                  $                               %
 8.5% to below 9.0%....                  $                               %
 9.0% to below 9.5%....                  $                               %
 9.5% to below 10.0%...                  $                               %
10.0% to below 10.5%...                  $                               %
10.5% to below 11.0%...                  $                               %
11.0% to below 11.5%...                  $                               %
11.5% to below 12.0%...                  $                               %
12.0% to below 12.5%...                  $                               %
12.5% to below 13.0%...                  $                               %
13.0% to below 13.5%...                  $                               %
13.5% to below 14.0%...                  $                               %
14.0% to below 14.5%...                  $                               %
14.5% to below 15.0%...                  $                               %
15.0% to below 15.5%...                  $                               %
15.5% to below 16.0%...                  $                               %
16.0% to below 16.5%...                  $                               %
16.5% to below 17.0%...                  $                               %
17.0% to below 17.5%...                  $                               %
17.5% to below 18.0%...                  $                               %
18.0% to below 18.5%...                  $                               %
18.5% to below 19.0%...                  $                               %
19.0% to below 19.5%...                  $                               %
19.5% to 20.0%.........                  $                               %
                          -----------    -----------------        -------
Total..................                  $                         100.00%
                          -----------    -----------------        -------
                          -----------    -----------------        -------

- ------------------
(1) Amounts shown do not total 100.00% due to rounding.

DISTRIBUTION BY MANUFACTURER OF THE FINANCED VEHICLES


                                                         PERCENT OF
                    NUMBER OF                             AGGREGATE
MANUFACTURER       RECEIVABLES    PRINCIPAL BALANCE    POOL BALANCE(1)
- ----------------   -----------    -----------------    ---------------
Acura...........                  $                               %
Alfa Romeo......
Audi............
Bentley.........
BMW.............
Buick...........
Cadillac........
Chevrolet.......
Chrysler........
Dodge...........
Eagle...........
Ferrari.........
Ford............
Honda...........
Hyundai.........
Infiniti........
Isuzu...........
Jaguar..........
Jeep............
Lambourghini....
Lexus...........
Lincoln.........
Lotus...........
Maserati........
Mazda...........
Mercedes Benz...
Mercury.........
Mitsubishi......
Nissan..........
Oldsmobile......
Peugeot.........
Plymouth........
Pontiac.........
Porsche.........
Range Rover.....
Rolls Royce.....
Saab............
Saturn..........
Sterling........
Subaru..........
Suzuki..........
Toyota..........
Volkswagen......
Volvo...........
                   -----------    -----------------        -------
Total...........                  $                         100.00%

                   -----------    -----------------        -------
                   -----------    -----------------        -------

- ------------------
(1) Amounts shown do not total 100.00% due to rounding.

GEOGRAPHIC DISTRIBUTION OF THE RECEIVABLES(1)

                                                                PERCENT OF
                           NUMBER OF                             AGGREGATE
STATE                     RECEIVABLES    PRINCIPAL BALANCE    POOL BALANCE(2)
- -----------------------   -----------    -----------------    ---------------
Alabama................                  $                               %
Arkansas...............
Arizona................
California.............
Colorado...............
Connecticut............
Delaware...............
District of Columbia...
Florida................
Georgia................
Hawaii.................
Idaho..................
Illinois...............
Indiana................
Iowa...................
Kansas.................
Kentucky...............
Louisiana..............
Maine..................
Maryland...............
Massachusetts..........
Michigan...............
Minnesota..............
Mississippi............
Missouri...............
Montana................
Nebraska...............
Nevada.................
New Hampshire..........
New Mexico.............
New Jersey.............
New York...............
North Carolina.........
Ohio...................
Oklahoma...............
Oregon.................

Pennsylvania...........
Rhode Island...........
South Carolina.........
South Dakota...........
Tennessee..............
Texas..................
Utah...................
Vermont................
Virginia...............
Washington.............
West Virginia..........
Wisconsin..............
                          -----------    -----------------        -------
Total..................                  $                         100.00%
                          -----------    -----------------        -------
                          -----------    -----------------        -------

- ------------------
(1) Based on location of the Dealer from which the Motor Vehicle Loan was acquired or through which it was made.

(2) Amounts shown do not total 100.00% due to rounding.

MATURITY AND PREPAYMENT ASSUMPTIONS

     The Receivables are prepayable by the Obligors at any time. To the extent that prepayments are received on the Receivables, the actual weighted average life of the Receivables will be shorter than a weighted average life calculation based on the assumptions that payments will be made on schedule and that no prepayments will be made. Weighted average life means the average amount of time in which each dollar of principal on a receivable is repaid. Prepayments may also result from liquidations due to default, receipt of proceeds from theft, physical damage, credit life and credit disability insurance policies, repurchases by the Seller as a result of the failure of a Receivable to meet certain criteria set forth in the Agreement, purchases by the Servicer as a result of a breach of certain of its covenants with respect to the Receivables made by it in the Agreement or as a result of an exercise by the Servicer of its option to purchase the Receivables Pool. Prepayments may also result from demands under the Cash Collateral Guaranty with respect to Defaulted Receivables. The rate of prepayments on the Receivables may be influenced by a variety of economic, social and other factors, including the fact that an Obligor may not sell or transfer the Financed Vehicle securing a Receivable without the Seller's consent. The rate of prepayment of the Motor Vehicle Loans may also be influenced by programs offered by lenders that solicit or make available credit that may be used by Obligors to prepay Motor Vehicle Loans. Such credit includes but is not limited to home equity lines of credit, consumer installment credit and credit cards offered by lenders (including the Bank and its affiliates). The Bank and its affiliates may, in the ordinary course of business, offer general or targeted solicitations for such extensions of credit, and such solicitations may be sent to Obligors. In addition, the Agreement will provide a covenant that the Servicer may refinance an existing Motor Vehicle

Loan for an Obligor, so long as the proceeds of such refinanced loan would be used to prepay such existing Motor Vehicle Loan in full and any such refinanced loan is evidenced by a new promissory note. Any such loan thus created by a refinancing would not be the property of the Trust.

     The Bank maintains certain records of the historical prepayment experience of its portfolio of indirect Motor Vehicle Loans. The Bank does not believe that such records are adequate to provide meaningful information with respect to the Receivables. In any event, no assurance can be given that prepayments on the Receivables would conform to any historical experience, and no prediction can be made as to the actual prepayment experience to be expected with respect to the Receivables. Substantially all reinvestment risks resulting from any prepayments of Receivables will be borne by the Certificateholders.

                              YIELD CONSIDERATIONS

     Interest on the Receivables will be passed through on each Distribution Date in an amount equal to the Pass-Through Rate applied to the Pool Balance on the first day of the preceding Collection Period. In the event of a principal prepayment on a Receivable, Certificateholders will generally receive interest for the full month on such Receivable. See 'The Certificates--Distributions on Certificates.'

     Although the Receivables have different Contract Rates, each Receivable's Contract Rate exceeds the sum of the Pass-Through Rate and the Servicing Fee Rate. Therefore, disproportionate rates of prepayments between Receivables with higher and lower Contract Rates will not affect the yield to Certificateholders.

                                  POOL FACTORS

     The Pool Balance represents the aggregate principal balance of the Receivables at the end of a Collection Period, after giving effect to payments allocated to principal received from obligors under the Receivables (the 'Obligors'), payments of Repurchase Amounts (as defined below under 'The Certificates--Sale and Assignment of the Receivables') and demands on the Cash Collateral Guaranty, in each case during, or with respect to, the Collection Period then ended. The Pool Balance will be computed by allocating payments received on each Receivable to principal and interest thereon using the simple interest method. The 'Pool Factor' will be a seven-digit decimal which the Servicer will compute each month indicating the Pool Balance at the end of the month as a fraction of the Pool Balance as of the Cutoff Date. The Pool Factor will be 1.0000000 as of the Cutoff Date; thereafter, the Pool Factor will decline to reflect reductions in the Pool Balance. The amount of a

Certificateholder's pro rata share of the Pool Balance for a given month can be determined by multiplying the original denomination of such holder's Certificate by the Pool Factor for that month.

     Pursuant to the Agreement, Certificateholders will receive monthly reports from the Trustee concerning payments received on the Receivables, the Pool Balance, the Pool Factor, and various other items of information.
Certificateholders of record during any calendar year will be furnished information for tax reporting purposes not later than the latest date permitted by law. See 'The Certificates--General' and '--Statements to Certificateholders.'

                                USE OF PROCEEDS

     The net proceeds to be received by the Seller from the sale of
Certificates, estimated to be approximately $                 , will be added to
its general funds.

                THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION)

     The Bank is a national banking association and a member of the Federal Reserve System. It is subject to the primary supervision of the Office of the Comptroller of the Currency. Its deposits are insured by the FDIC. The Bank is engaged in a general commercial banking and trust business, offering a full range of commercial, corporate, international, financial markets, retail and fiduciary banking services to corporations, governments, institutions and individuals. As of December 31, 1995, the total assets and total common stockholder's equity of the Bank were approximately $100.2 billion and $8.1 billion, respectively.

     On March 31, 1996, The Chase Manhattan Corporation merged with and into Chemical Banking Corporation and Chemical Banking Corporation, the surviving corporation of the merger, changed its name to 'The Chase Manhattan Corporation' ('Chase'). Chase is the largest banking institution in the United States of America, with over $300 billion in assets and $20 billion in stockholders' equity. The principal banking subsidiaries of Chase are currently the Bank, Chemical Bank ('Chemical') and Texas Commerce Bank National Association. The Bank and Chemical have entered into an agreement pursuant to which the Bank will merge with and into Chemical (the 'Merger'), with Chemical continuing as the surviving corporation under the name 'The Chase Manhattan Bank.' The Merger is expected to be completed in July 1996. After the Merger, the automobile finance business of the Bank may be transferred to another affiliate of Chase.

     The principal executive office of the Bank is located at One Chase Manhattan Plaza, New York, New York 10081 (telephone (212) 552-2222).

                                THE CERTIFICATES

     The Certificates offered hereby will be issued pursuant to the Agreement. Copies of the Agreement (without exhibits) may be obtained by Certificateholders upon request in writing to the Servicer. Citations to the relevant sections of the Agreement appear below in parentheses. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Agreement.

GENERAL

     In general, it is intended that, on each Distribution Date, the Paying Agent will distribute to Certificateholders the sum of the aggregate principal payments on the Receivables made during or with respect to the preceding Collection Period plus a full month's interest at the Pass-Through Rate on the Pool Balance as of the first day of such Collection Period. (Section 5.5.)

Interest to Certificateholders may be provided by payments made by or on behalf of the Obligors, Advances or demands under the Cash Collateral Guaranty. A prepayment of a Receivable may be made by or on behalf of an Obligor, by application of insurance proceeds, as a result of a repurchase made by the Seller or purchase made by the Servicer under the circumstances specified in the Agreement, or, by foreclosure upon the respective Financed Vehicle or other enforcement measures taken with respect to a Receivable that is delinquent prior to it being designated a Defaulted Receivable and the realization of liquidation proceeds with respect thereto. See 'The Certificates--Sale and Assignment of the Receivables,' '--The Cash Collateral Account' and '--Servicing Procedures.'

     The Certificates will be offered for purchase in denominations of $1,000 and integral multiples thereof and will initially be represented by Certificates registered in the name of the nominee of DTC (together with any successor depository selected by the Seller, the 'Depository'), except as provided below. The Seller has been informed by DTC that DTC's nominee will be Cede. No person acquiring an interest in the Certificates through the facilities of DTC will be entitled to receive a certificate representing such person's interest in the Certificates, except as set forth below under 'Definitive Certificates.' Unless and until Definitive Certificates are issued under the limited circumstances described herein, all references herein to actions by Certificateholders shall refer to actions taken by DTC upon instructions from its participating organizations ('Participants'), and all references herein to distributions, notices, reports and statements to Certificateholders shall refer to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Certificates, as the case may be, for distribution to Certificate Owners in accordance with DTC procedures. See '--Definitive Certificates.' (Section 7.8.)

     Distributions of principal of and interest on the Certificates with respect to each Collection Period will be made by, or on behalf of, the Trustee on the Distribution Date immediately succeeding such Collection Period, commencing
              , 1996. Each Collection Period will be one calendar month.

BOOK-ENTRY REGISTRATION

     Certificateholders may hold their Certificates through DTC (in the United States) or CEDEL or Euroclear (in Europe), which in turn hold through DTC, if they are participants of such systems, or indirectly through organizations that are participants in such systems.

     Cede, as nominee for DTC, will hold the global Certificates. CEDEL and Euroclear will hold omnibus positions on behalf of the CEDEL Participants and the Euroclear Participants, respectively, through customers' securities accounts in CEDEL's and Euroclear's names on the books of their respective depositaries (collectively, the 'Depositaries') which in turn will hold such positions in customers' securities accounts in the Depositaries' names on the books of DTC.

     DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a

'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (who may include the Underwriters), banks, trust companies and clearing corporations and may include certain other organizations, including CEDEL and Euroclear. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (the 'Indirect Participants').

     Transfers between Participants will occur in accordance with DTC rules. Transfers between CEDEL Participants and Euroclear Participants will occur in the ordinary way in accordance with their applicable rules and operating procedures.

     Cross-market transfers between persons holding directly or indirectly through DTC in the United States, on the one hand, and directly or indirectly through CEDEL Participants (as defined herein) or Euroclear Participants (as defined herein), on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. CEDEL Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

     Because of time-zone differences, credits or securities in CEDEL or Euroclear as a result of a transaction with a Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant CEDEL Participant or Euroclear Participant on such business day. Cash received in CEDEL or Euroclear as a result of sales of securities by or through a CEDEL Participant or a Euroclear Participant to a Participant will be received with value on the DTC settlement date but will be available in the relevant CEDEL or Euroclear cash account only as of the business day following settlement in DTC.

     Certificate Owners that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interest in, Certificates may do so only through Participants and Indirect Participants. In addition, Certificate Owners will receive all distributions of principal of and interest on the Certificates from the Trustee through the Participants who in turn will receive them from DTC. Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the Trustee to Cede, as nominee for DTC. DTC will forward such payments to its Participants which thereafter will forward them to Indirect Participants or Certificate Owners. It is anticipated that the only 'Certificateholder' will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the Trustee as Certificateholders, as such term is used in the Agreement, and Certificate Owners will only be permitted to exercise the rights of Certificateholders indirectly through DTC, CEDEL or Euroclear and their respective participating organizations.

      Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Certificates and is required to receive and transmit distributions of principal and interest on the Certificates. Participants and Indirect Participants with which Certificate Owners have accounts with respect to the Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess Certificates, Certificate Owners will receive payments and will be able to transfer their interests.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a Certificate Owner to pledge Certificates to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such Certificates, may be limited due to the lack of a physical certificate for such Certificates.

     DTC has advised the Seller that it will take any action permitted to be taken by a Certificateholder under the Agreement only at the direction of one or more Participants to whose account with DTC the Certificates are credited. Additionally, DTC has advised the Seller that it will take such actions with respect to specified percentages of the Pool Balance evidenced by the Certificates only at the direction of and on behalf of Participants whose holdings include undivided interests that satisfy such specified percentages. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

     CEDEL Bank, societe anonyme is incorporated under the laws of Luxembourg as a professional depository. CEDEL holds securities for its participating organizations ('CEDEL Participants') and facilitates the clearance and settlement of securities transactions between CEDEL Participants through electronic book-entry changes in accounts of CEDEL Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by CEDEL in any of 28 currencies, including United States dollars. CEDEL provides to its CEDEL Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CEDEL interfaces with domestic markets in several countries. As a professional depository, CEDEL is subject to regulations by the Luxembourg Monetary Institute. CEDEL Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to CEDEL is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a CEDEL Participant, either directly or indirectly.

     The Euroclear System (the 'Euroclear System') was created in 1968 to hold securities for participants of the Euroclear System ('Euroclear Participants') and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 27 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangement for cross-market transfers with DTC described above. The Euroclear System is operated by Morgan Guaranty Trust Company of New York, Brussels, Belgium office (the 'Euroclear Operator' or 'Euroclear'), under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the 'Cooperative'). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the 'Terms and Conditions'). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to Certificates held through CEDEL or Euroclear will be credited to the cash accounts of CEDEL Participants or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by its Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. CEDEL or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a Certificateholder under the related Agreement on behalf of a CEDEL Participant or a Euroclear Participant only in accordance with its relevant rules and procedures and subject to its Depositary's ability to effect such actions on its behalf through DTC.

     Although DTC, CEDEL and Euroclear have agreed to the foregoing procedures in order to facilitate trans-fers of Certificates among participants of DTC, CEDEL and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

DEFINITIVE CERTIFICATES

     The Certificates will be issued in fully registered, certificated form ('Definitive Certificates') to Certificate Owners or their nominees, rather than to the Depository or its nominee only if (i) the Servicer advises the Trustee in writing that the Depository is no longer willing or able to discharge properly its responsibilities with respect to the Certificates and the Servicer is unable to locate a qualified successor, (ii) the Servicer, at its option, elects to terminate the book-entry system though the Depository or (iii) after the occurrence of an Event of Servicing Termination, Certificate Owners representing in the aggregate not less than 50% of the Pool Balance advise the Depository through Participants in writing that the continuation of a book-entry system through the Depository is no longer in the best interest of the Certificate Owners. (Section 7.10.)

     Upon the occurrence of any of the events described in the immediately preceding paragraph, the Depository is required to notify all Participants of the availability through the Depository of Definitive Certificates. Upon surrender by the Depository of the definitive certificates representing the Certificates and instructions for re-registrations, the Trustee will issue the Certificates as Definitive Certificates, and thereafter the Trustee will recognize the holders of such Definitive Certificates as Certificateholders under the Agreement ('Holders').

     Distributions of principal of and interest on the Certificates will be made by the Trustee directly to Holders in accordance with the procedures set forth herein and in the Agreement. Distributions of principal and interest on each Distribution Date will be made to Holders in whose names the Definitive Certificates were registered at the close of business on the last day of the related Collection Period. Such distributions will be made by check mailed to the address of such Holder as it appears on the register maintained by the Trustee. The final payment on any Certificate (whether a Definitive Certificate or the Certificates registered in the name of Cede representing the Certificates), however, will be made only upon presentation and surrender of such Certificate at the office or agency specified in the notice of final distribution to Certificateholders.

     Definitive Certificates will be transferable and exchangeable at the offices of the transfer agent and registrar, which initially shall be the Bank (in such capacity, the 'Transfer Agent and Registrar'). No service charge will be imposed for any registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

SALE AND ASSIGNMENT OF THE RECEIVABLES

     At the time of issuance of the Certificates, the Seller will sell and assign to the Trustee, without recourse, the Seller's entire interest in the Receivables and the proceeds thereof (other than Late Fees), including, among other things, its security interests in the Financed Vehicles. Each Receivable will be identified in a schedule appearing as an exhibit to the Agreement. The Trustee will, concurrently with such sale and assignment, execute, authenticate and deliver the definitive certificates representing the Certificates to the Underwriters against payment to the Seller of the net purchase price of the sale of the Certificates. (Sections 2.2 and 7.2.)

     The Agreement sets forth criteria that must be satisfied by each Receivable. The criteria in the Agreement include, among others, the following:
(i) each Receivable (a) has been originated in the form of a credit sales transaction by a Dealer, or a purchase money loan transaction through a Dealer, located in one of the States of the United States, for the retail financing of a Financed Vehicle and, if a retail installment sales contract, was purchased by the Seller or an affiliate of the Seller from a Dealer and it has been validly assigned by such Dealer to the Seller or such affiliate in accordance with its terms and (b) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for realization against the collateral of the benefits of the security; (ii) each Receivable and the sale of the related Financed Vehicle complies in all material respects with all requirements of applicable federal, state, and local laws, and regulations thereunder, including usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, Federal Reserve Board Regulations B and Z, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and any other consumer credit, equal opportunity and disclosure laws applicable to such Receivable and sale; (iii) each Receivable constitutes the legal, valid, and binding payment obligation in writing of the Obligor, enforceable by the holder thereof in all material respects in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors' rights; (iv) subject to certain limited exceptions specified in the Agreement, immediately prior to the sale and assignment thereof to the Trustee, each Receivable was secured by a validly perfected first priority security interest in the Financed Vehicle in favor of the Seller as secured party, which security interest is assignable and has been so assigned by the Seller to the Trust; (v) as of the Cutoff Date, the Seller had no knowledge either of any facts which would give rise to any right of rescission, setoff, counterclaim, or defense, or of the same being asserted or threatened, with respect to any Receivable; (vi) as of the Cutoff Date, the Seller had no knowledge of any liens or claims that have been filed, including liens for work, labor, materials or unpaid taxes relating to a Financed Vehicle, that would be liens prior to, or equal or coordinate with, the lien granted by the Receivable; (vii) except for payment defaults continuing for a period of not more than 30 days as of the Cutoff Date, the Seller has no knowledge that a default, breach, violation, or event permitting acceleration under the terms of any Receivable exists; the Seller has no knowledge that a continuing condition that with notice or lapse of time would constitute a default, breach, violation or event permitting acceleration under the terms of any Receivable exists; and the Seller has not waived any of the foregoing; (viii) each Receivable requires that the Obligor thereunder obtain theft and physical damage insurance covering the Financed Vehicle; and (ix) each Receivable satisfies the criteria specified above under 'The Receivables Pool.' Generally, as of the last day of the month following the date (or, if the Seller elects, the last day of the month including such date) on which the Seller discovers or receives written notice from the Trustee that a Receivable does not meet any of the criteria in the Agreement and such failure materially and adversely affects the interests of the Certificateholders in a Receivable, the Seller, unless it has cured the failed criterion, will repurchase the Receivable from the Trustee at a price equal to the unpaid principal balance thereof plus accrued interest thereon at the respective Contract Rate through the last day of such month (the 'Repurchase Amount'). The repurchase obligation will constitute the sole remedy available to the Certificateholders or the Trustee for the failure of a Receivable to meet any of the criteria set forth in the Agreement. (Sections 3.1 and 3.2.)

     To ensure uniform quality in the servicing of the Receivables and to reduce administrative costs, the Trustee will appoint the Servicer as initial custodian of the Receivables. (Section 3.3.) Receivables will not be stamped or otherwise marked to reflect the transfer of the Receivables to the Trust and will not be segregated from the other retail installment sales contracts and purchase money loans of the Servicer. The Obligors under the Receivables will not be notified of the transfer of the Receivables to the Trust, but the Seller's accounting records and computer systems will reflect the sale and assignment of the Receivables to the Trust. See 'Certain Legal Aspects of the Receivables.'

CERTIFICATE ACCOUNT

     The Servicer will establish and maintain a segregated account (the 'Certificate Account'), in the name of the Trustee on behalf of the Certificateholders, into which all payments made on or with respect to the Receivables will be deposited, and from which all distributions with respect to the Receivables and the Certificates will be made. The Servicer will deposit all payments on Receivables made by or on behalf of Obligors (other than Late Fees) into the Certificate Account on a daily basis within forty-eight hours of receipt. (Sections 5.1 and 5.2.)

     In the event that, subsequent to the Closing Date, (i) the short-term certificate of deposit ratings of the Bank assigned by Standard & Poor's Ratings Services ('Standard & Poor's') and Moody's Investors Service, Inc. ('Moody's') are A-1 and P-1, respectively, or certain conditions satisfactory to Standard & Poor's, Moody's and the Cash Collateral Depositor are satisfied, and (ii) the Bank is the Servicer, the Servicer will no longer be required to make such deposits on a daily basis, but instead will be permitted to make such deposits into the Certificate Account on or before the related Deposit Date. (Section 5.2.) Pending deposit into the Certificate Account in such case, collections may be invested by the Servicer at its own risk and for its own benefit and will not be segregated from other funds of the Bank.


     The Certificate Account will be maintained at all times (a) with a depository institution organized under the laws of the United States or any state thereof or incorporated under the laws of a foreign jurisdiction with a branch or agency located in the United States and subject to supervision and examination by federal or state banking authorities, having a short-term certificate of deposit rating of A-1+ and P-1 or a long-term unsecured debt rating of not less than AA and Aa3 assigned by Standard & Poor's and Moody's, respectively (the 'Required Ratings') and, in the case of any such institution organized under the laws of the United States, the deposits of which are insured by the FDIC (an 'Eligible Bank') or (b) in the trust department of an institution organized under the laws of the United States or any state thereof or incorporated under the laws of a foreign jurisdiction with a branch or agency located in the United States and subject to supervision and examination by federal or state banking authorities with authority to act under such laws as trustee or in any other fiduciary capacity, having not less than $1 billion in assets under fiduciary management and a long-term deposit rating of not less than BBB- and Baa3 assigned by Standard & Poor's and Moody's, respectively (an 'Eligible Trust Company'). The Certificate Account will be established initially with the trust department of the Bank. Should the Bank or any depositary of the Certificate Account cease to be an Eligible Bank or Eligible Trust Company, the Certificate Account shall be transferred to an Eligible Bank or Eligible Trust Company, provided that the

Certificate Account may remain at such depositary if the Trustee receives (i) the written consent of the Cash Collateral Depositor and (ii) written confirmation from each of Moody's and Standard & Poor's that the rating of the Certificates will not be adversely affected. The Chase Manhattan Bank (National Association), in its capacity as the initial paying agent (the 'Paying Agent'), will have the revocable right to withdraw funds from the Certificate Account for the purpose of making distributions to Certificateholders in the manner provided in the Agreement.

SERVICING PROCEDURES

     The Servicer will service the Receivables and will make reasonable efforts to collect all payments due with respect to the Receivables and, in a manner consistent with the Agreement and with the terms of the Receivables, will follow such collection and servicing procedures as it follows with respect to comparable new or used automobile receivables that it services for itself or others and that are consistent with prudent industry standards. (Section 4.2.) Except as otherwise specified in the Agreement, no extensions of, or other modifications to, the Receivables will be made by the Servicer if such modifications would have a material adverse effect on the interests of the Certificateholders. In addition, among other things, the Agreement will provide that the Servicer may not change the amount of (except with respect to a prepayment of a scheduled payment that does not result in a deferral of any other scheduled payment) or reschedule the Due Date of any scheduled payment to a date more than 30 days from the original Due Date, change the Contract Rate of, or extend any Receivable or change any material term of a Receivable, except with respect to certain unilateral changes provided by the terms of the Receivable or of the Agreement or as required by law or court order; provided, however, that the Servicer may grant extensions of the Due Date for a payment on any Receivable that is in default, or if it determines that, absent such extension, a default on the Receivables is reasonably foreseeable, and the Servicer would grant such extension with respect to comparable new or used automobile receivables that it services for itself, but only if (a) the Available Cash Collateral Amount is greater than zero at the time of such extension, (b) the extension is for no more than three months, (c) the total period of all credit-related extensions granted on the Receivable will not exceed the number of months equal to the number of whole years comprising the original term of the Receivable, (d) the maturity of such Receivable would not be extended beyond the Collection Period immediately preceding the Final Distribution Date and (e) the rescheduling or extension would not modify the terms of such Receivable in such a manner as to constitute a cancellation of such Receivable and the creation of a new receivable for federal income tax purposes. (Section 4.2.) In accordance with its normal and customary servicing procedures, the Servicer also considers other criteria when making credit-related extensions.

     In the event that the Servicer fails to comply with the foregoing terms of the Agreement it will be required to purchase the affected Receivable for the Repurchase Amount as of the last day of the Collection Period on which it became aware or receives written notice from the Trustee of such failure. The purchase obligation will constitute the sole remedy available to the Certificateholders or the Trustee for any such uncured breach. (Sections 4.2 and 4.7.)

     The Bank will offer certain obligors or classes of obligors on an annual basis a one month noncredit related extension of a regularly scheduled payment otherwise due under a Receivable. The Agreement establishes criteria governing such extensions. (Section 4.4.)

     Under the Agreement, the Servicer, in accordance with its customary servicing procedures and underwriting standards, will require the Obligors to obtain and maintain fire, theft and collision insurance or comprehensive and collision insurance on the Financed Vehicles in accordance with the policies and procedures employed by the Servicer with respect to comparable new or used automobile receivables that it services for itself or others.

     The Agreement provides that the Servicer, on behalf of the Trust, shall use reasonable efforts, consistent with its customary servicing procedures, to repossess or otherwise take possession of the Financed Vehicle securing any Receivable with respect to which the Servicer shall have determined, during any Collection Period, that eventual payment in full of the amount financed (including accrued interest thereon) is unlikely (each such Receivable, a 'Defaulted Receivable'); provided that no Receivable will become a Defaulted Receivable any later than the calendar month in which more than 10% of a scheduled payment of the Motor Vehicle Loan becomes 240 days delinquent. See 'The Bank's Portfolio of Motor Vehicle Loans--Insurance and Collection Procedures.' The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of new or used automobile receivables, which may include reasonable efforts to realize upon any recourse to Dealers, consigning the Financed Vehicle to a Dealer for resale and selling the Financed Vehicle at public or private sale. See 'Certain Legal Aspects of the Receivables.' The proceeds of such realization will be deposited in the Certificate Account. (Section 4.3.)

ADVANCES

     The Servicer may, in its sole discretion, make a payment (an 'Advance') with respect to each Receivable (other than a Defaulted Receivable) equal to the excess, if any, of (x) the product of the principal balance of such Receivable as of the first day of the related Collection Period and one-twelfth of its Contract Rate, over (y) the interest actually received by the Servicer with respect to such Receivable from the Obligor or from the payment of the Repurchase Amount during or with respect to such Collection Period. The Servicer may elect not to make any Advance with respect to a Receivable to the extent that the Servicer, in its sole discretion, determines that such Advance is not recoverable from subsequent payments on such Receivable or from demands on the Cash Collateral Guaranty with respect to such Receivable. (Section 5.3.) In the event that the Servicer does not make an Advance, any Payment Deficiency resulting therefrom will be funded by a demand under the Cash Collateral Guaranty and application of amounts in the Cash Collateral Account. (Section 6.1.)

     To the extent that the amount set forth in clause (y) above plus amounts demanded under the Cash Collateral Guaranty during or with respect to such Collection Period and allocable to interest with respect to a Receivable is greater than the amount set forth in clause (x) above with respect thereto, such amount shall be distributed by the Paying Agent to the Servicer on the related Distribution Date to reimburse the Servicer for previous unreimbursed Advances with respect to such Receivable. Any such reimbursement will only be from accrued interest due from the Obligor under such Receivable. (Section 5.3.)

     The Servicer will deposit all Advances into the Certificate Account on the Business Day immediately preceding the related Distribution Date.

SERVICING COMPENSATION

     The Servicer will be entitled to receive the Servicing Fee for each Collection Period, in an amount equal to the product of one-twelfth of the Servicing Fee Rate and the Pool Balance as of the first day of the related Collection Period. In addition, the Servicing Fee will include investment earnings on amounts on deposit (and to be deposited) in the Certificate Account, except that from and after any Collection Period in which the Servicer fails to deposit an Advance with respect to a Receivable other than because such Receivable is a Defaulted Receivable, such investment earnings will not be paid to the Servicer, but will be distributed by the Paying Agent to the Cash Collateral Trustee for application pursuant to the Trust Agreement. The Servicer also will be entitled to collect and retain for the Seller any Late Fees. Late Fees include late charges, credit-related extension fees, noncredit-related extension fees or other administrative fees or similar charges allowed by applicable law with respect to the Receivables. (Section 4.8.)


     The Servicing Fee will compensate the Servicer for performing the functions of a third party servicer of motor vehicle receivables as an agent for the Certificateholders, including collecting and posting all payments, responding to inquiries of Obligors, investigating delinquencies, reporting tax information to Obligors, advancing costs of disposition of defaults, and monitoring the collateral in cases of Obligor default. The Servicing Fee also will compensate the Servicer for administering the Receivables, including reimbursing the Servicer for Advances, accounting for collections and furnishing monthly and annual statements to the Trustee with respect to distributions, and generating federal income tax information. The Servicing Fee also will compensate the Servicer for certain taxes, accounting fees, outside auditor fees, the fees of the Paying Agent, the Transfer Agent, the Registrar and the Trustee and its counsel, data processing costs, and other costs incurred in connection with administering and servicing the Receivables. (Sections 4.1 and 4.8.) The amount of the Servicing Fee was determined in light of the foregoing duties of the Servicer as well as with a view toward providing the Servicer with a reasonable profit. The Servicing Fee is comparable to fees that would be paid to parties unaffiliated with the Bank. The Bank expects that the Receivables will provide the Trust with funds in an amount sufficient to pay the Servicing Fee to the Servicer and interest each month at the Pass-Through Rate on the Pool Balance to the Certificateholders.

THE CASH COLLATERAL ACCOUNT

     On the Closing Date, the Cash Collateral Guaranty will be issued pursuant to the Trust Agreement among the Cash Collateral Depositor, the Cash Collateral Trustee and the Bank, as Seller and Servicer. The Cash Collateral Guaranty will be secured by the Cash Collateral Account, which will be established pursuant to the Trust Agreement, and the Cash Collateral Account will be funded on the Closing Date in the amount of the Initial Cash Collateral Amount from the proceeds of a loan to be made by the Cash Collateral Depositor. The Cash Collateral Guaranty will not be a recourse obligation of the Cash Collateral Depositor, the Cash Collateral Trustee, the Trustee or the Bank, as Seller and Servicer, and will be secured solely with amounts, if any, on deposit in the Cash Collateral Account. The Cash Collateral Account will be maintained with the Cash Collateral Trustee or its designee at either an Eligible Bank or an Eligible Trust Company. Funds on deposit in the Cash Collateral Account will be invested in certain permitted investments. It is expected that such funds will be invested in the debt obligations of the Cash Collateral Depositor or its affiliates so long as such obligations qualify as permitted investments. The Cash Collateral Account and any amounts therein will not be the property of the Trust, but will be held in accordance with the Trust Agreement for the benefit of the Trustee and the Cash Collateral Depositor, as secured parties and as provided in the Trust Agreement.

     On each Distribution Date, the Available Cash Collateral Amount will equal the lesser of (i) the amount on deposit in the Cash Collateral Account (exclusive of investment earnings) and (ii) the Required Cash Collateral Amount.

     On each Deposit Date, the Trustee shall demand payment under the Cash Collateral Guaranty to the extent of the sum of (a) the aggregate principal balance of, and accrued and unpaid interest (such accrued interest for the Collection Period in which such Receivable became a Defaulted Receivable to be calculated at a rate equal to one-twelfth of the sum of the Pass-Through Rate and the Servicing Fee Rate to the extent not otherwise collected) on, Receivables that the Servicer has determined to be Defaulted Receivables during the preceding Collection Period to the extent not covered by the amount described in clause (A) of the definition of 'Excess Collections,' (b) any Principal Carryover Shortfall to the extent not covered by the amount described in clause (A) of the definition of 'Excess Collections,' any accrued and unpaid interest not paid to Certificateholders on previous Distribution Dates, and any unpaid Servicing Fees not paid to the Servicer on previous Distribution Dates, and (c) any additional amount necessary to make distributions to Certificateholders and pay the Servicing Fee to the Servicer on such Distribution Date over the amount on deposit in the Certificate Account with respect to the preceding Collection Period (net of investment income and Excess Collections) after giving effect to any amounts obtained by making a demand under the Cash Collateral Guaranty pursuant to clauses (a) and (b) above ('Payment Deficiencies'). Such Payment Deficiencies may result from, among other things, the failure by the Servicer to make any remittance required to be made under the Agreement or the election of the Servicer not to make any Advance. (Section 6.1). The amount of any demand under the Cash Collateral Guaranty shall be payable solely from funds available in the Cash Collateral Account. The aggregate amount demanded under the Cash Collateral Guaranty on any Deposit Date will not exceed the Available Cash Collateral Amount with respect to the related Distribution Date. The Trustee will deposit the proceeds of such demands into the Certificate Account on or before the Distribution Date with respect to which the demands were made. The Servicer will be obligated to follow its normal practices and procedures to realize upon Defaulted Receivables and any net proceeds so realized will be remitted to the Certificate Account. The Cash Collateral Guaranty will also be reinstated as a result of and to the extent of receipt by the Cash Collateral Depositor of the other amounts described below.

     The Required Cash Collateral Amount on the initial Distribution Date will
be $              . On each Distribution Date thereafter, the Required Cash
Collateral Amount will equal % of the Pool Balance as of the first day of the preceding Collection Period, but in any event will not be less than the lesser
of (i) $              and (ii) the Pool Balance; provided, however, that the
Required Cash Collateral Amount will be the amount set forth above using a percentage of % on any Distribution Date on which certain ratios set forth in the Agreement with respect to net losses and deficiencies on the Receivables exceed certain levels for certain periods. (Section 6.2.) Repayment on each Distribution Date of principal and interest on the loan made by the Cash Collateral Depositor to the Cash Collateral Trust 1996-B will be made from funds available in the Certificate Account after distributions of interest and principal have been made to Certificateholders and the Servicer, from amounts on deposit in the Cash Collateral Account in excess of the Required Cash Collateral Amount (after taking into account any required deposits to, and withdrawals from, the Cash Collateral Account), and from earnings on permitted investments in the Cash Collateral Account. Repayment of the loan made by the Cash Collateral Depositor will not be recourse to the Trust, the Trustee, the Seller, the Servicer, the Cash Collateral Trustee or any Certificateholder.


DISTRIBUTIONS ON CERTIFICATES

     On or before the 10th day of each month (or, if such 10th day is not a Business Day, the preceding Business Day), the Servicer will inform the Trustee and the Paying Agent of the following amounts with respect to the preceding Collection Period: (i) the amount of aggregate collections on the Receivables;
(ii) the aggregate amount of Advances to be remitted by the Servicer; (iii) the aggregate Repurchase Amount of Receivables to be repurchased by the Seller or purchased by the Servicer; (iv) the aggregate demands to be made on the Cash Collateral Guaranty; (v) the aggregate amount to be distributed as principal and interest on the Certificates; (vi) the Servicing Fee; and (vii) the amount to be paid to the Cash Collateral Trustee. (Section 4.9.)

     On each Distribution Date, after payment to the Servicer of amounts in respect of Advances previously made by the Servicer (as described above under '--Advances') with respect to the related Collection Period, the Trustee or the Paying Agent, as the case may be, will distribute pro rata to the Certificateholders of record as of the preceding Record Date the following amounts with respect to the related Collection Period (Section 5.5):

     1. first, from amounts allocable to interest, interest for a full month at the Pass-Through Rate on the Pool Balance on the first day of such Collection Period; and

     2. second, the aggregate payments on the Receivables (from whatever source) allocable to the principal balance of such Receivables, which will include, if available from the amount described in clause (A) of the definition of 'Excess Collections' or demands under the Cash Collateral Guaranty, the principal balance of any Receivable that the Servicer determined to be a Defaulted Receivable during such Collection Period, the principal balance of any Receivable that the Seller or the Servicer purchased as of the last day of the preceding Collection Period, any Principal Carryover Shortfall or, on the Final Distribution Date, an amount equal to the Pool Balance as of the first day of the Collection Period during which the Final Distribution Date occurs.

     In the event that the Available Cash Collateral Amount has been reduced to zero, the Certificateholders will bear directly the credit and other risks associated with ownership of the Receivables. In such a case, the amount available for distribution may be less than that described above, and the Certificateholders may experience delays or suffer losses as a result, among other things, of defaults or delinquencies by the Obligors or previous extensions made by the Servicer. In addition, because the market value of motor vehicles generally declines with age and because of the difficulties in enforcing motor vehicle contracts described under 'Certain Legal Aspects of the Receivables,' the Servicer may not recover the entire amount owing under a Defaulted Receivable. In such a case, the Certificateholders may suffer a corresponding loss.

     As an administrative convenience, the Servicer will be permitted under certain circumstances to make deposits of Advances and Repurchase Amounts for, or with respect to, a Collection Period net of distributions to be made to the Servicer with respect to such Collection Period. The Servicer, however, will account to the Trustee and to the Certificateholders as if all such deposits and distributions were deposited and distributed separately. (Sections 5.6 and 5.7.) On each Distribution Date the Paying Agent will also distribute to the Servicer, to the extent not previously netted, any reimbursements of Advances, the Servicing Fee, and the amount of any Servicing Fee previously due but not paid, if any. Any amounts remaining in the Certificate Account with respect to a Collection Period, including Excess Collections and, under certain circumstances, investment earnings on amounts on deposit in the Collection Account during the preceding Collection Period, after all payments to Certificateholders and the Servicer have been made, will be paid to the Cash Collateral Trustee for application in accordance with the Trust Agreement. (Section 5.5.)

     'Excess Collections' with respect to any Distribution Date and the related Collection Period means the difference between (A) the sum of (i) an amount equal to Excess Spread with respect to such Collection Period and (ii) Liquidation Proceeds deposited into the Certificate Account with respect to such Collection Period and

(B) the aggregate, for each Receivable which became a Defaulted Receivable during the related Collection Period, of the principal balance of, and accrued and unpaid interest on (such accrued interest for the Collection Period in which such Receivable became a Defaulted Receivable to be calculated at a rate equal to one-twelfth of the sum of the Pass-Through Rate and the Servicing Fee Rate to the extent not otherwise collected), such Receivable and any Principal Carryover Shortfall for prior Collection Periods. Excess Collections will only be an amount greater than zero.

     'Excess Spread' with respect to any Distribution Date and the related Collection Period means the difference between, on a Receivable by Receivable basis, of (i) the sum of (x) interest on each Receivable deposited into the Certificate Account with respect to such Collection Period (whether received from the Obligor or paid by the Seller or Servicer in respect of Repurchased Receivables) net of any amounts due to the Servicer in reimbursement of Advances previously made with respect to such Receivable and (y) any Advance made by the Servicer with respect to such Receivable with respect to such Collection Period, and (ii) the product of the unpaid principal balance of such Receivable as of the first day of such Collection Period times a rate equal to one-twelfth of the sum of the Pass-Through Rate and the Servicing Fee Rate. Excess Spread with respect to any Receivable will only be an amount greater than or equal to zero.

     'Liquidation Proceeds' means with respect to any Receivable (i) insurance proceeds, (ii) the monies collected during a Collection Period from whatever source on a Defaulted Receivable and (iii) proceeds of a Financed Vehicle sold after repossession, in each case, net of any liquidation expenses and payments required by law to be remitted to the Obligor.

     'Principal Carryover Shortfall' means as of any Record Date the principal balance of all Receivables that became Defaulted Receivables prior to or during the related Collection Period, less the aggregate amount of Cash Collateral Guaranty drawings and the amount set forth in clause (A) of the definition of 'Excess Collections' above applied thereto from and including the Collection

Period in which such Receivable became a Defaulted Receivable and allocated to principal.

     The Agreement generally will provide that, to the extent Excess Spread and Liquidation Proceeds on Defaulted Receivables in any Collection Period are available, they will be used to cover the principal balance of and accrued and unpaid interest on Receivables which became Defaulted Receivables during such Collection Period.

STATEMENTS TO CERTIFICATEHOLDERS

     On each Distribution Date, the Paying Agent will include with each distribution to each Certificateholder a statement prepared by the Servicer, setting forth the following information for the related Collection Period:

     (i)     the amount of the distribution allocable to principal,
     (ii)    the amount of the distribution allocable to interest;
     (iii)   the Certificateholder's pro rata portion of the Servicing Fee;
     (iv)    the amount deposited into the Cash Collateral Account;
     (v) the aggregate unreimbursed Advances as of the last day of the preceding Collection Period and the change in such amount from the previous month;
     (vi) the Pool Balance and the Pool Factor as of the last day of the preceding Collection Period;
     (vii) the Available Cash Collateral Amount and such amount expressed as a percentage of the Pool Balance; and
     (viii)  the Required Cash Collateral Amount.

     Each amount set forth pursuant to subclauses (i), (ii) and (iii) above will be expressed in the aggregate and as a dollar amount per $1,000 of the original principal balance of a Certificate.

     The statements for each Collection Period will be delivered to DTC for further distribution to beneficial owners of the Certificates in accordance with DTC procedures. See 'The Certificates--General' and '--Book-Entry Registration.' The Servicer, on behalf of the Trust, will file with the Commission such periodic reports with respect to the Trust as are required under the Exchange Act and the rules and regulations of the Commission thereunder.

     Within the prescribed period of time for tax reporting purposes after the end of each calendar year during the term of the Agreement, the Paying Agent will furnish to each person who at any time during such calendar year shall have been a Certificateholder, a statement setting forth the sum of the monthly amounts described in (i) through (iii) above for the purposes of such Certificateholder's preparation of federal income tax returns. (Section 5.7.) See 'Certain Federal Income Tax Consequences.'

EVIDENCE AS TO COMPLIANCE


     The Agreement will provide that a firm of independent certified public accountants will furnish to the Trustee on or before March 31 of each year, beginning March 31, 1997, a statement as to compliance by the Servicer with certain standards relating to the servicing of the Receivables, or as to the effectiveness of its processing and reporting procedures, during the twelve months (or shorter period in the case of the first such report) ended the preceding December 31. (Section 4.11.)

     The Agreement will also provide for delivery to the independent certified public accountants referred to in the paragraph immediately preceding, on or before March 31 of each year, commencing March 31, 1996, of a certificate signed by an officer of the Servicer stating that the Servicer has fulfilled its obligations in all material respects under the Agreement throughout the twelve months (or shorter period in the case of the first such certificate) ended the preceding December 31 or, if there has been a default in the fulfillment of any such obligation, describing each such default. (Section 4.10.)

     Copies of such statements and certificates may be obtained by a Certificateholder by a request in writing addressed to the Servicer.

CERTAIN MATTERS REGARDING THE SERVICER

     The Agreement will provide that the Servicer may not resign from its obligations and duties as Servicer thereunder, except (i) upon determination that the Servicer's performance of such duties is no longer permissible under applicable law or (ii) in the event of the appointment of a successor Servicer, upon notification by Standard & Poor's and Moody's that the rating then assigned to the Certificates will not be reduced or withdrawn. Such resignation will not become effective until the Trustee (which shall not be obligated to act as successor Servicer if the Servicer has resigned for a reason other than that the performance of its duties are no longer permissible under applicable laws) or a successor Servicer has assumed the Servicer's servicing obligations and duties under the Agreement. (Section 9.5.)

     The Agreement will also provide that, except in connection with a merger or consolidation, neither the Seller nor the Servicer may transfer or assign all, or a portion of, its rights, obligations and duties under the Agreement, unless such transfer or assignment (i) (A) will not result in a reduction or withdrawal by Standard & Poor's and Moody's of the rating then assigned to the Certificates and (B) the Cash Collateral Depositor and the Trustee have consented to such transfer or assignment or (ii) the Cash Collateral Depositor, the Trustee and holders of Certificates evidencing not less than 51% of the Pool Balance consent thereto. Any transfer or assignment with respect to the Servicer of all of its rights, obligations and duties will not become effective until a successor Servicer has assumed the Servicer's rights, obligations and duties under the Agreement. (Section 13.7.)

     The Agreement will also provide that so long as the Bank (or its successor or assign) is the Servicer, in the ordinary course of its business, the Servicer will have the right to delegate any of its duties under the Agreement to a third party. Any compensation payable to such third party will be paid by the Servicer from its own funds, and none of the Trust, the Trustee or the Certificateholders will be liable for such compensation. Notwithstanding any delegation of duties by the Servicer, the Servicer will not be relieved of its liability and responsibility with respect to such duties. (Section 9.6.)

     The Agreement will further provide that neither the Servicer nor any of its directors, officers, employees, and agents shall be under any liability to the Trust, the Trustee or the Certificateholders for taking any action or for refraining from taking any action pursuant to the Agreement; provided, however, that neither the Servicer nor any such person will be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith, or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties thereunder, except that employees of either the Servicer or its affiliates will be protected against any liability that would otherwise be imposed by reason of negligence. The Agreement will further provide that the Servicer, and its directors, officers, employees and agents are entitled to indemnification by the Trust or otherwise for, and will be held harmless against, any loss, liability or expense incurred in connection with any legal action relating to their performance of servicing duties under the Agreement, other than any loss, liability, or expense incurred by reason of their reckless disregard of obligations and duties thereunder; provided, however, that such indemnification will be paid on a Distribution Date only after all payments required to be made to Certificateholders and the Servicer and certain payments required to be made to the Trustee have been made and any amounts required to be deposited into the Cash Collateral Account to maintain the amount on deposit therein at the Required Cash Collateral Amount have been paid as provided in the Trust Agreement. In addition, the Agreement will provide that the Servicer is under no obligation to appear in, prosecute, or defend any legal action that is not incidental to the Servicer's servicing responsibilities under the Agreement and that, in its opinion, may cause it to incur any expense or liability. The Servicer may, however, undertake any reasonable action that it may deem necessary or desirable in respect of the Agreement and the rights and duties of the parties thereto and the interests of the Certificateholders thereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom will be expenses, costs and liabilities of the Trust, and the Servicer will be entitled to be reimbursed therefor out of the Certificate Account; provided, however, that such reimbursement will be paid on a Distribution Date only after all payments required to be made to Certificateholders and the Servicer have been made, certain payments required to be made to the Trustee have been made and any amounts required to be deposited into the Cash Collateral Account to maintain the amount on deposit therein at the Required Cash Collateral Amount have been paid as provided in the Trust Agreement. (Section 9.4.)

EVENTS OF SERVICING TERMINATION

     'Events of Servicing Termination' under the Agreement will consist of (i) any failure by the Servicer to deliver to the Trustee the Servicer's certificate for the related Collection Period or any failure by the Servicer (or, so long as the Bank (or its successor or assign in connection with the Merger) is the Servicer, the Bank) to deliver to the Trustee for distribution to the Certificateholders any proceeds or payments required to be delivered under the terms of the Certificates or the Agreement (or, in the case of a payment or deposit to be made not later than the Deposit Date, the failure to make such payment or deposit on such Deposit Date), which failure continues unremedied for five Business Days after discovery by the Servicer (or, so long as the Bank (or its successor or assign in connection with the Merger) is the Servicer, the
Bank) or upon receipt of written notice to the Servicer (or, so long as the Bank (or its successor or assign in connection with the Merger) is the Servicer, the
Bank) by the Trustee or to the Trustee and the Servicer (or, so long as the Bank (or its successor or assign in connection with the Merger) is the Servicer, the
Bank) by holders of Certificates evidencing not less than 25% of the Pool Balance; (ii) any failure by the Servicer (or, so long as the Bank (or its successor or assign in connection with the Merger) is the Servicer, the Bank) duly to observe or perform in any material respect any other covenant or agreement of the Servicer (or, so long as the Bank (or its successor or assign in connection with the Merger) is the Servicer, the Bank) set forth in the Certificates or in the Agreement, which failure materially and adversely affects the rights of the Trust or the Certificateholders (which determination shall be made without regard to whether funds are available to the Certificateholders pursuant to the Cash Collateral Guaranty) and which continues unremedied for 60 days after the date of written notice of such failure to the Servicer (or, so long as the Bank (or its successor or assign in connection with the Merger) is the Servicer, the Bank) by the Trustee or to the Trustee and the Servicer (and, so long as the Bank (or its successor or assign in connection with the Merger) is the Servicer, the Bank) by holders of Certificates evidencing not less than 25% of the Pool Balance; (iii) the entry a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator for the Servicer in any insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order is unstayed and effective for 60 consecutive days, or (iv) the consent by the Servicer to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings of or relating to the Servicer or of or relating to substantially all of its property, or the Servicer admits in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations. (Section 10.1). The holders of Certificates evidencing not less than 51% of the Pool Balance may, with the written consent of the Cash Collateral Depositor, waive certain defaults by the Servicer in the performance of its obligations. (Section 10.4.)

RIGHTS UPON AN EVENT OF SERVICING TERMINATION

     As long as an Event of Servicing Termination under the Agreement remains unremedied, the Trustee or holders of Certificates evidencing not less than 25% of the Pool Balance, by notice given in writing to the Servicer (and to the Trustee if given by Certificateholders), may terminate all the rights and obligations of the Servicer under the Agreement, whereupon all authority and power of the Servicer under the Agreement shall pass to and be vested in the Trustee, the Trustee will succeed to all the responsibilities, duties and liabilities of the Servicer under the Agreement and will be entitled to the compensation otherwise payable to the Servicer. In the event that the Trustee is unwilling or unable so to act, it may appoint, or petition a court of competent jurisdiction for the appointment of, a successor Servicer to act as successor to the outgoing Servicer under the Agreement. The Trustee shall not be relieved of its duties as successor Servicer until a newly appointed successor Servicer shall have assumed the responsibilities and obligations of the Servicer under the Agreement. The Trustee may make such arrangements for compensation to be paid to the successor Servicer as it and such successor Trustee shall agree, which in no event may be greater than the Servicing Fee paid to the Servicer under the Agreement. (Sections 10.1 and 10.2.)

AMENDMENT

     The Agreement may be amended by the Seller, the Servicer and the Trustee, without prior notice to or the consent of the Certificateholders, but with notice to the Rating Agencies, (i) to cure any ambiguity, to correct or supplement any provision therein or in the Certificates which may be inconsistent with any other provision therein, to evidence a succession to the Servicer or the Bank pursuant to the Agreement, or add any other provisions with respect to matters or questions arising under such Agreement which are not inconsistent with the provisions of the Agreement; provided that such action will not, on the basis of an officer's certificate and/or in an opinion of counsel (which may be internal counsel to the Seller or the Servicer) reasonably satisfactory to the Trustee, materially and adversely affect the interests of the Trust or the Certificateholders or (ii) to effect a transfer or assignment in connection with the Merger. The Agreement may also be amended by the Seller, the Servicer and the Trustee with the consent of the holders of Certificates evidencing not less than 51% of the Pool Balance for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Agreement or of modifying in any manner the rights of Certificateholders; provided, however, that no such amendment, except with the consent of the holders of all Certificates, may (i) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on Receivables or distributions that are required to be made on any Certificate, (ii) reduce the aforesaid percentage of the Pool Balance, the Certificateholders of which are required to consent to any such amendment, or (iii) reduce the shortfalls for which the Trustee may demand payments under the Cash Collateral Guaranty or change the formula for determining the Required Cash Collateral Amount; provided, further, that no such amendment shall materially and adversely affect the interests of the Cash Collateral Depositor without the consent of the Cash Collateral Depositor; provided, further, that amendments modifying provisions in the Agreement relating to distributions by the Trustee (Section 5.5) and demands under the Cash Collateral Guaranty (Article VI) will require the consent of the Cash Collateral Depositor; provided further, that any amendment other than pursuant to clause (i) of the first sentence of this paragraph shall require the prior written confirmation of the then current ratings assigned by each of the Rating Agencies to the Certificates. (Section 13.1.)

LIST OF CERTIFICATEHOLDERS

     At such time as Definitive Certificates have been issued, the Trustee, upon written request by three or more Certificateholders or by holders of Certificates evidencing not less than 25% of the Pool Balance, will afford or cause the Transfer Agent and Registrar to afford such Certificateholders access during business hours to the current list of Certificateholders for purposes of communicating with other Certificateholders with respect to their rights under the Agreement (provided such Certificateholders (i) state that they wish to communicate with other Certificateholders with respect to their rights under the Agreement or under the Certificates and (ii) provide the

Trustee with a copy of the proposed communication). (Section 7.6.) Definitive Certificates will be issued only in the circumstances described above in '--Definitive Certificates.'

     The Agreement will not provide for the holding of any annual or other meeting of Certificateholders.

TERMINATION

     The obligations of the Seller, the Servicer and the Trustee pursuant to the Agreement will terminate upon the earlier of (i) the Distribution Date next succeeding the month which is six months after the maturity or other liquidation of the last Receivable and the disposition of any amounts received upon liquidation of any property remaining in the Trust and (ii) payment to Certificateholders of all amounts required to be paid to them pursuant to the Agreement. (Section 12.1.)

     In order to avoid excessive administrative expense, the Servicer will be permitted, at its option, to purchase from the Trust, as of any Record Date as of which the Pool Balance is 5% or less of the initial Pool Balance, all remaining Receivables in the Trust at a price equal to the sum of the aggregate of the Repurchase Amounts thereof as of such Record Date. Exercise of such right will effect early retirement of the Certificates. (Section 12.2.)

     The Trustee will give written notice of termination to each Certificateholder of record, which notice will specify the Distribution Date upon which Certificateholders may surrender their Certificates to the Trustee or the Transfer Agent and Registrar, as the case may be, for final payment. The final distribution to any Certificateholder will be made only upon surrender and cancellation of such holder's Certificate (whether a Definitive Certificate or the Certificates registered in the name of Cede representing the Certificates) at the office or agency of the Trustee or the Transfer Agent and Registrar, as the case may be, specified in the notice of termination. Any funds remaining in the Trust, after the Trustee has taken certain measures to locate a Certificateholder and such measures have failed, will, under certain circumstances, be distributed to the United Way or a similar charitable organization located or operating in the New York metropolitan area as specified by the Servicer; provided, however, that such funds will, under certain circumstances, be distributed by the Paying Agent to the United Way no later than three years after the final Distribution Date specified in the Trustee's written notice of termination to the Certificateholders. (Section 12.1).

DUTIES OF THE TRUSTEE

     The Trustee makes no representations as to the validity or sufficiency of the Agreement, the Certificates (other than the execution and authentication of the Certificates), or the Receivables or any related documents, and is not accountable for the use or application by the Seller or the Servicer of any funds paid to the Seller or the Servicer in respect of the Certificates or the Receivables, or any monies prior to the time such monies are deposited into the Certificate Account. The Trustee has not independently verified the Receivables. If no Event of Servicing Termination has occurred and is continuing, the Trustee is required to perform only those duties specifically required of it under the Agreement. Generally, those duties are limited to the receipt of the various certificates, reports, or other instruments required to be furnished to the Trustee under the Agreement, in which case it is only required to examine them to determine whether they conform to the requirements of the Agreement. (Sections 11.1 and 11.4.)

     The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Agreement or to make any investigation of matters arising thereunder or to institute, conduct, or defend any litigation thereunder or in relation thereto at the request, order, or direction of any of the Certificateholders, unless such Certificateholders have offered to the Trustee reasonable security or indemnity against the costs, expenses, and liabilities which may be incurred therein or thereby, prior to the occurrence of an Event of Servicing Termination. (Section 11.3.) No Certificateholder will have any right under the Agreement to institute any proceeding with respect to the Agreement, unless such holder previously has given to the Trustee written notice of default and continuance thereof and unless the holders of Certificates evidencing not less than 25% of the Pool Balance have made written request upon the Trustee to institute such proceeding in its own name as Trustee thereunder and have offered to the Trustee reasonable indemnity and the Trustee for 30 days has neglected or refused to institute any such proceedings. (Section 13.3.)

THE TRUSTEE

                                                     is the Trustee under the
Agreement. The Trustee, in its individual capacity or otherwise, and any of its affiliates may hold Certificates in their own names or as pledgee. (Section 11.5.) In addition, for the purpose of meeting the legal requirements of certain jurisdictions, the Servicer and the Trustee, acting jointly (or in some instances, the Trustee, acting alone), shall have the power to appoint co-trustees or separate trustees of all or any part of the Trust. In the event of such appointment, all rights, powers, duties and obligations conferred or imposed upon the Trustee by the Agreement shall be conferred or imposed upon the Trustee and such separate trustee or co-trustee jointly, or, in any jurisdiction in which the Trustee shall be incompetent or unqualified to perform certain acts, singly upon such separate trustee or co-trustee who shall exercise and perform such rights, powers, duties and obligations solely at the direction of the Trustee. (Section 11.12.)

     The Trustee may resign at any time by giving written notice thereof to the Servicer, in which event the Servicer will be obligated promptly to appoint a successor trustee. The Servicer may also remove the Trustee if the Trustee ceases to be eligible to continue as such under the Agreement, becomes legally unable to act, or becomes insolvent. In such circumstances, the Servicer will be obligated promptly to appoint a successor trustee. Any resignation or removal of the Trustee and appointment of a successor trustee will not become effective until acceptance of the appointment by the successor trustee. (Section 11.9.)

     The Agreement will provide that the Servicer will pay the Trustee's fees. (Section 11.6.) The Agreement will further provide that the Trustee will be entitled to indemnification by the Servicer for, and will be held harmless against, any loss, liability, or expense incurred by the Trustee not resulting from the Trustee's own willful misfeasance, bad faith, or negligence (other than by reason of a breach of any of its representations or warranties set forth in the Agreement) except in the event the Servicer fails to indemnify the Trustee, in which case the Trustee would be entitled to be indemnified by the Trust; provided, however, that any such indemnification will be paid on a Distribution Date only after all amounts required to be paid to the Certificateholders have been paid and, with respect to a successor Servicer, if any, after the Servicing Fee has been paid. (Section 11.7.)

     The Trustee's Corporate Trust Office is located at
                                                                      ,
telephone                . The Seller, the Servicer and their respective
affiliates may have normal banking relationships with the Trustee and its affiliates.

THE CASH COLLATERAL TRUSTEE

                                                     is the Cash Collateral
Trustee under the Trust Agreement. Pursuant to the terms of the Trust Agreement, the Cash Collateral Guaranty will be issued thereunder for the benefit of the Trustee, and the Cash Collateral Account will be established and funded in order to secure the Cash Collateral Guaranty. The Cash Collateral Guaranty will not be an obligation of the Cash Collateral Trustee, but the Cash Collateral Trustee will honor demands by the Trustee under the Cash Collateral Guaranty pursuant to the terms of the Trust Agreement and the Cash Collateral Guaranty.

                    CERTAIN LEGAL ASPECTS OF THE RECEIVABLES

GENERAL

     The Receivables are 'chattel paper' as defined in the Uniform Commercial Code in effect in the State of New York (the 'UCC'). Pursuant to the UCC, the sale of chattel paper is treated in a manner similar to a security interest in chattel paper. In order to protect the Trust's ownership interest in its Receivables, the Bank will file UCC-1 financing statements with the appropriate governmental authorities in the State of New York to give notice of the Trust's ownership of the Receivables and their proceeds. Under the Agreement, the Bank will be obligated to maintain the perfection of the Trust's ownership interest in the Receivables. It should be noted, however, that a purchaser of chattel paper who gives new value and takes possession of it in the ordinary course of such purchaser's business has priority over a security interest, including an ownership interest, in the chattel paper which is perfected by filing UCC-1 financing statements, and not by possession of such chattel paper by the original secured party, if such purchaser acts in good faith without knowledge that the specific chattel paper is subject to a security interest, including an ownership interest. Any such purchaser would not be deemed to have such knowledge because there are UCC filings and would not learn of the sale of the Receivables from a review of the Receivables since they would not be marked to show such sale, although the Bank's master computer records will indicate such sale.

SECURITY INTERESTS IN THE FINANCED VEHICLES

     Security interests in vehicles registered in most states may be perfected by a notation of the secured party's lien on, or possession of, the certificate of title for such vehicle, depending on state law. Since around December 1994, the Bank has participated in California's electronic titles program, and since that time California liens have been noted electronically rather than on paper certificates. The Bank's practice is to obtain a representation and warranty from each Dealer to the effect that the Bank has been designated as the sole lien holder on the certificate of title. In the event the Dealer fails, due to clerical errors or for any other reason, to effect such notation of the Bank's interest in a Financed Vehicle, the Bank would not have a perfected first priority security interest in such Financed Vehicle. In this event, the only recourse of the Bank vis-a-vis third parties would be against the Obligor on an unsecured basis or against a Dealer pursuant to its repurchase obligation. However, the Bank believes that it has obtained a perfected first priority security interest by notation or possession with respect to virtually all of the Financed Vehicles. To the extent the Trust includes Chase Connecticut Loans and Chase Florida Loans, such liens would be noted in the name of Chase Connecticut Bank and Chase Florida Bank, respectively, for administrative convenience; however, because the Bank has succeeded to all of the rights and obligations of Chase Connecticut Bank and Chase Florida Bank with respect to Chase Connecticut Loans and Chase Florida Loans, respectively, the Bank believes that not amending such liens in the name of the Bank will not materially adversely affect the security interest of the Bank in the related Financed Vehicles.

     The Bank will assign its security interest in the individual Financed Vehicle to the Trust. However, because of the administrative burden and expense, neither the Bank nor the Trustee will amend the certificates of title to identify the Trust as the new secured party and, accordingly, the Bank (or, as applicable, Chase Florida Bank or Chase Connecticut Bank) will continue to be named as the secured party on the certificates of title relating to the Financed Vehicles. In most states, such assignment is an effective conveyance of such security interest without amendment of any lien noted on the related certificates of title and the new secured party succeeds to the Bank's rights as the secured party as against creditors of the Obligor. In certain states, in the absence of such amendment and delivery, the Trustee may not have a perfected security interest in the Financed Vehicle. In such event or in the event that the Bank did not have a perfected first priority security interest in the Financed Vehicle, the only recourse of the Trust vis-a-vis third parties would be against an Obligor on an unsecured basis or against the Bank pursuant to its repurchase obligation. See '--Repurchase Obligation.'

     In the absence of fraud or forgery by a vehicle owner or administrative error by state recording officials, the notation of the lien of the Bank (or, as applicable, Chase Florida Bank or Chase Connecticut Bank) on the certificate of title will be sufficient to protect the Trust against the rights of subsequent purchasers of a Financed Vehicle or subsequent lenders who take a security interest in the Financed Vehicle. If there are any Financed Vehicles as to which the Bank has failed to perfect the security interest assigned to the Trust (i) such security interest would be subordinate to, among others, holders of perfected security interests and (ii) subsequent purchasers of such Financed Vehicles would take possession free and clear of such security interest. There also exists a risk in not identifying the Trust as the new secured party on the certificate of title that, through fraud or negligence, the security interest of the Trust could be released.

     In the event that the owner of a Financed Vehicle moves to a state other than the state in which such Financed Vehicle initially is registered, under the laws of most states the perfected security interest in the Financed Vehicle would continue for four months after such relocation and thereafter until the owner re-registers the Financed Vehicle in such state. A majority of states generally require surrender of a certificate of title to re-register a vehicle. Accordingly, the Bank must surrender possession if it holds the certificate of title to such Financed Vehicle or, in the case of Financed Vehicles originally registered in a state which provides for notation of lien but not possession of the certificate of title by the holder of the security interest in the related motor vehicle, the Bank would receive notice of surrender if the security interest in the Financed Vehicle is noted on the certificate of title. Accordingly, the Bank would have the opportunity to re-perfect its security interest in the Financed Vehicle in the state of relocation. In states which do not require a certificate of title for registration of a motor vehicle, re-registration could defeat perfection. In the ordinary course of servicing its portfolio of motor vehicle retail installment sales contracts and purchase money loans, the Bank takes steps to effect such re-perfection upon receipt of notice of re-registration or information from the Obligor as to relocation. Similarly, when an Obligor under a Receivable sells a Financed Vehicle, the Bank must surrender possession of the certificate of title or will receive notice as a result of its lien noted thereon and accordingly will have an opportunity to require satisfaction of the related Receivable before release of the lien. Under the Agreement, the Servicer is obligated to take such steps, at the Servicer's expense, as are necessary to maintain perfection of security interests in the Financed Vehicles.

     Under the laws of many states, certain possessory liens for repairs performed on a motor vehicle and storage, as well as certain rights in favor of Federal and state governmental authorities arising from the use of a motor vehicle in connection with illegal activities, may take priority even over a perfected security interest. Certain federal tax liens may have priority over the lien of a secured party. The Bank will represent in the Agreement that it has no knowledge of any such liens with respect to any Financed Vehicle. However, such liens could arise at any time during the term of a Receivable. No notice will be given to the Trustee in the event such a lien arises.

ENFORCEMENT OF SECURITY INTERESTS IN VEHICLES

     The Servicer on behalf of the Trust may take action to enforce its security interest by repossession and resale of the Financed Vehicles securing the

Receivables. The actual repossession may be contracted out to third party contractors. Under the UCC and laws applicable in most states, a creditor can repossess a motor vehicle securing a loan by voluntary surrender, 'self-help' repossession that is 'peaceful' (i.e., without breach of the peace) and, in the absence of voluntary surrender and the ability to repossess without breach of the peace, by judicial process. The UCC and consumer protection laws in most states place restrictions on repossession sales, including requiring prior notice to the debtor and commercial reasonableness in effecting such a sale. In the event of such repossession and resale of a Financed Vehicle, the Trust would be entitled to be paid out of the sale proceeds before such proceeds could be applied to the payment of the claims of unsecured creditors or the holders of subsequently perfected security interests or, thereafter, to the debtor.

     Under the UCC and laws applicable in most states, a creditor is entitled to obtain a deficiency judgment from a debtor for any deficiency on repossession and resale of the motor vehicle securing such debtor's loan. However, some states impose prohibitions or limitations on deficiency judgments. In general, a defaulting Obligor may not have sufficient assets to make the pursuit of a deficiency judgment worthwhile.

     Certain other statutory provisions, including federal and state bankruptcy and insolvency laws, and general equitable principles may limit or delay the ability of a lender to repossess and resell collateral or enforce a deficiency judgment.

OTHER MATTERS

     Numerous federal and state consumer protection laws may impose requirements applicable to the origination and lending pursuant to the contracts, including the Truth in Lending Act, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Magnuson-Moss Warranty Act, and the Federal Trade Commission Act.

     The so-called 'Holder-in-Due-Course' Rule of the Federal Trade Commission (the 'FTC Rule'), other state statutes or the common law in certain states have the effect of subjecting a seller (and certain related lenders and their assignees) in a consumer credit transaction and any assignee of the seller (which would include the Trust) to all claims and defenses which the obligor in the transaction could assert against the seller of the goods. Liability of a subsequent holder under the FTC Rule is limited to the amounts paid by the obligor under the contract, and a subsequent holder of the contract may also be unable to collect any balance remaining due thereunder from the obligor. The Uniform Consumer Credit Code applicable in certain states contains provisions which generally duplicate this rule.

     The Agreement will set forth criteria that must be satisfied by each Receivable, and such criteria will provide, among other things, that each Receivable complies with all requirements of law in all material respects. Accordingly, if an Obligor has a claim against the Trust for violation of any law and such claim materially and adversely affects the Trust's interest in a Receivable, such violation would result in the failure to satisfy a criterion in the Agreement and would create an obligation of the Bank to repurchase the

Receivable unless such failed criterion is cured.

REPURCHASE OBLIGATION

     Under the Agreement, each Receivable must satisfy certain criteria, and such criteria relate to, among other things, the validity, subsistence, perfection, and priority of the security interest in each Financed Vehicle. Accordingly, if any defect exists in the perfection of the security interest in any Financed Vehicle and such defect materially and adversely affects the Trust's interest in a Receivable, such defect would result in the failure to satisfy a criterion in the Agreement and would create an obligation of the Bank to repurchase such Receivable unless such failed criterion is cured.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated Federal income tax consequences of the purchase, ownership, and disposition of Certificates. This summary is based upon laws, regulations, rulings, and decisions currently in effect, all of which are subject to change. The discussion does not deal with all Federal tax consequences applicable to all categories of investors, some of which may be subject to special rules. In addition, this summary is generally limited to investors who will hold the Certificates as 'capital assets' (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the 'Code'). Consequences to individual investors of investment in the Certificates will vary according to circumstances; accordingly, investors should consult their own tax advisors to determine the Federal, state, local, and other tax consequences of the purchase, ownership, and disposition of the Certificates. Prospective investors should note that no rulings have been or will be sought from the Internal Revenue Service (the 'Service') with respect to any of the Federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions. The following discussion does not address the tax treatment of a Certificate Owner under state and local tax laws or foreign tax laws. Prospective investors are urged to consult their own tax advisors regarding the tax consequences of purchase, ownership or disposition of the Certificates under any state or local tax law or any foreign tax law, if applicable.

TAX STATUS OF THE TRUST

     In the opinion of Simpson Thacher & Bartlett, special tax counsel to the Bank, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for Federal income tax purposes. Accordingly, for Federal income tax purposes, each Certificate Owner will be treated as the owner of a fractional undivided interest in each asset of the Trust and will be treated as though it paid directly its share of reasonable expenses paid by the Trust.

     In General. For purposes of Federal income tax, the Bank will be deemed to have retained a fixed portion of the interest due on each Receivable (the 'Retained Yield') equal to the difference between (x) the APR of such Receivable and (y) the sum of the Pass-Through Rate and a rate that represents a reasonable servicing fee. The Servicer believes that the Servicing Fee Rate represents a reasonable servicing fee, and accordingly, the Trustee and the Servicer intend to treat the Retained Yield as being equal to the excess of the APR of each Receivable over the sum of the Pass-Through Rate and the Servicing Fee Rate. However, there is no assurance that the

Service would not treat a greater amount as 'Retained Yield,' and a lesser amount as a reasonable servicing fee. The Retained Yield will be treated as 'stripped coupons' within the meaning of Section 1286 of the Code.

CERTIFICATE OWNERS

     Because the Certificates represent an ownership interest in stripped bonds, they will be subject to the original issue discount ('OID') rules of the Code. Accordingly, the tax treatment of a Certificate Owner will depend upon whether the amount of OID on a Certificate is less than a statutorily defined de minimis amount.

     In general, under Treasury Regulations issued under Section 1286 of the Code (the 'Regulations'), the amount of OID on a receivable treated as a 'stripped bond' will be de minimis if it is less than 1/4 of one percent for each full year of weighted average life remaining after the purchase date until the maturity of the Receivable, although it is not clear whether expected prepayments are taken into account. Under the Regulations, it appears that the portion of the interest on each Receivable payable to the Certificate Owners may be treated as 'qualified stated interest.' As a result, the amount of OID on a Receivable will equal the amount by which the price at which a Certificate Owner is deemed to have acquired an interest in a Receivable (the 'Purchase Price') is less than the portion of the remaining principal balance of the Receivable allocable to the interest acquired. In determining the Purchase Price, a portion of the purchase price for a Certificate may be allocated to accrued interest on each Receivable and to amounts held in the Certificate Account pending distribution to Certificate Owners at the time of purchase as though such accrued interest and collections on the Receivables were separate assets purchased by the Certificate Owner. Any such allocation would reduce the Purchase Price and thus increase the discount (or decrease the premium) on the Receivables.

     If the amount of OID is de minimis under the rule set forth above, the Certificates would not be treated as having OID. Each Certificate Owner would be required to report on its Federal income tax return its share of the gross income of the Trust, including interest and certain other charges accrued on the Receivables and any gain upon collection or disposition of the Receivables (but not including any portion of the Retained Yield). Such gross income attributable to interest on the Receivables would exceed the Pass-Through Rate by an amount equal to the Certificate Owner's share of the expenses of the Trust for the period during which it owns a Certificate. The Certificate Owner would be entitled to deduct its share of expenses of the Trust to the extent described below.

     Assuming that OID on each Receivable is de minimis, a Certificate Owner would report its share of the income of the Trust under its usual method of accounting. Accordingly, interest would be includible in a Certificate Owner's gross income when it accrues on the Receivables, or, in the case of Certificate

Owners who are cash basis taxpayers, when received by the Servicer on behalf of Certificate Owners. Because (i) interest accrues on the Receivables over differing monthly periods and is paid in arrears and (ii) interest collected on a receivable generally is paid to Certificateholders in the following month, the amount of interest accruing to a Certificate Owner during any calendar month will not equal the interest distributed in that month. The actual amount of discount on a Receivable would be includible in income as principal payments are received on the Receivables.

     If the OID on a Receivable is not treated as being de minimis, in addition to the amounts described above, a Certificate Owner will be required to include in income any OID as it accrues on a daily basis, regardless of when cash payments are received, using a method reflecting a constant yield on the Receivables. It is possible that the Service could require use of a prepayment assumption in computing the yield of a Receivable. If a Receivable is deemed to be acquired by a Certificate Owner at a significant discount, such treatment could accelerate the accrual of income by a Certificate Owner.

     The Trustee intends to account for OID, if any, reportable by holders of Certificates by reference to the price paid for a Certificate by an initial purchaser, although the amount of OID will differ for subsequent purchasers. Such subsequent purchasers should consult their tax advisers regarding the proper calculation of OID on the interest in Receivables represented by a Certificate. In addition, the Trustee intends to compute OID on Certificates by aggregating all payments on the Receivables allocable to the Certificate Owners (not including the Retained Yield), and treating the portion of all payments on the Receivables allocable to Certificate Owners as a single obligation. The Service could require, instead, that the computation be performed on a Receivable-by-Receivable basis. Any such recalculation could adversely affect the timing and character of a Certificate Owner's income.

     In the event that a Receivable is treated as purchased at a premium (i.e., its Purchase Price exceeds the portion of the remaining principal balance of such Receivable allocable to the Certificate Owner), such premium will be amortizable by the Certificate Owner as an offset to interest income (with a corresponding reduction in the Certificate Owner's basis) under a constant yield method over the term of the Receivable if an election under Section 171 of the Code is made with respect to the interests in the Receivables represented by the Certificates or was previously in effect. Any such election will also apply to all debt instruments held by the Certificate Owner during the year in which the election is made and all debt instructions acquired thereafter.

     A Certificate Owner will be entitled to deduct, consistent with its method of accounting, its pro rata share of reasonable servicing fees and other fees paid or incurred by the Trust as provided in Section 163 or 212 of the Code. If a Certificate Owner is an individual, estate or trust, the deduction for such holder's share of such fees will be allowed only to the extent that all of such holder's miscellaneous itemized deductions, including such holder's share of such fees, exceed 2% of such holder's adjusted gross income. In addition, in the case of Certificate Owners who are individuals, certain otherwise allowable itemized deductions will be reduced, but not by more than 80%, by an amount equal to 3% of such holder's adjusted gross income in excess of a statutorily defined threshold ($117,950 in the case of married couple filing jointly for the taxable year beginning in 1996). Because the Servicer will not report to Certificate Owners the amount of servicing compensation that is attributable to the Servicer's right to receive certain fees collected from Obligors and interest earned on Collections, a holder subject to the foregoing limitations may effectively underreport its net taxable income.

SALE OF A CERTIFICATE

     If a Certificate is sold, gain or loss will be recognized equal to the difference between the amount realized on the sale and the Certificate Owner's adjusted basis in the Receivables and any other assets held by the Trust. A Certificate Owner's adjusted basis will equal the Certificate Owner's cost for the Certificate, increased by any discount previously included in income, and decreased by any deduction previously allowed for accrued premium and by the amount of principal payments previously received on the Receivables. Any gain or loss not attributable to accrued interest will be capital gain or loss if the Certificate was held as a capital asset.

FOREIGN CERTIFICATE OWNERS

     As set forth above, it is expected that special tax counsel will render an opinion, upon issuance, that the Certificates will be treated as representing a fractional undivided interest in each asset of the Trust for U.S. Federal income tax purposes. The following information describes the U.S. Federal income tax treatment of investors that are not U.S. persons ('Foreign Investors') if the Certificates are so characterized. The term 'Foreign Investor' means any person other than (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is includible in gross income for U.S. Federal income tax purposes, regardless of its source.

     Interest on Receivables, including OID, paid to a Foreign Investor will be subject to U.S. withholding taxes at a rate of 30% unless (i) the income is 'effectively connected' with the conduct by such Foreign Investor of a trade or business carried on in the United States and the investor evidences this fact by delivering an IRS Form 4224 or (ii) the Foreign Investor and each securities clearing organization, bank, or other financial institution that holds the Certificates on behalf of such Foreign Investor in the ordinary course of its trade or business, in the chain between the Certificate Owner and the U.S. person otherwise required to withhold the U.S. tax, complies with applicable identification requirements (and the Certificate Owner does not actually or constructively own 10% or more of the voting stock of the Bank or any of its affiliates and is not a controlled foreign corporation with respect to the Bank or any of its affiliates (or the holder of such an interest)). Applicable identification requirements generally will be satisfied if there is delivered to a securities clearing organization (i) IRS Form W-8 signed under penalties of perjury by the Certificate Owner, stating that the Certificate Owner is not a U.S. person and providing such Certificate Owner's name and address or (ii) IRS Form 1001, signed by the Certificate Owner or such Certificate Owner's agent, claiming exemption from withholding under an applicable tax treaty; provided that in any such case (x) the applicable form is delivered pursuant to applicable procedures and is properly transmitted to the United States entity otherwise required to withhold tax and (y) none of the entities receiving the form has actual knowledge that the Certificate Owner is a U.S. person.

     A Certificate Owner that is a nonresident alien or foreign corporation will not be subject to U.S. Federal income tax on gain realized upon the sale, exchange, or redemption of a Certificate, provided that (i) such gain is not effectively connected with the conduct of a trade or business in the United States, (ii) in the case of a Certificate Owner that is an individual, such Certificate Owner is not present in the United States for 183 days or more during the taxable year in which such sale, exchange, or redemption occurs, and
(iii) in the case of gain representing accrued interest, the conditions described in the immediately preceding paragraph are satisfied.

     If the interests of the Certificate Owners were reclassified as interests in a partnership (not taxable as a corporation), such recharacterization could cause a Foreign Investor to be treated as engaged in a trade or business in the United States. In such event the Certificate Owner would be required to file a Federal income tax return and, in general, would be subject to Federal income tax, including branch profits tax in the case of a Certificateholder that is a corporation (unless eliminated under an applicable tax treaty), on its net income from the partnership. Further, the partnership would be required, on a quarterly basis, to pay withholding tax equal to the sum, for each foreign partner, of such foreign partner's distributive share of 'effectively connected' income of the partnership multiplied by the highest rate of tax applicable to that foreign partner. The tax withheld from each foreign partner would be credited against such foreign partner's U.S income tax liability.

     If the Trust were taxable as a corporation, distributions to foreign persons, to the extent treated as dividends, would generally be subject to withholding at the rate of 30%, unless such rate were reduced by an applicable tax treaty.

BACKUP WITHHOLDING

     Payments made on the Certificates and proceeds from the sale of Certificates will not be subject to a 'backup' withholding tax of 31% unless, in general, the Certificate Owner fails to comply with certain reporting procedures and is not an exempt recipient under applicable provisions of the Code.

                              ERISA CONSIDERATIONS

     ERISA and Section 4975 of the Code impose certain restrictions on employee benefit or other plans subject to ERISA or Section 4975 of the Code ('Plans'), persons who have certain specified relationships to such Plans ('Parties in Interest') and persons investing assets that are deemed to be assets of any Plan under the Plan Asset Regulation (as defined herein). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and ERISA and
Section 4975 of the Code prohibit certain transactions between a Plan and Parties in Interest with respect to such Plan. Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan (subject to certain exceptions not here relevant).


     The Department of Labor ('DOL') has issued a final regulation (29 C.F.R.
Section 2510.3-101) concerning the definition of what constitutes the assets of a Plan (the 'Plan Asset Regulation'). This regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, grantor trusts and certain other entities in which a Plan (which is subject to ERISA) makes an 'equity' investment will be deemed for purposes of ERISA to be assets of the investing Plan unless certain exceptions apply. The Plan Asset Regulation contains certain exceptions to this general rule. Accordingly if a Plan purchases the Certificates, the Trust could be deemed to hold plan assets unless one of the exceptions under the Plan Assets Regulation is applicable to the Trust.

     Under the terms of the Plan Asset Regulation, if the Trust were deemed to hold Plan assets by reason of a Plan's investment in a Certificate, such Plan assets would include an undivided interest in the Trust and Receivables underlying the Trust and any other assets held by the Trust. In such an event, the persons providing services with respect to the assets of the Trust, including the Receivables, may be subject to the fiduciary responsibility provisions of Title I of ERISA and be subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code with respect to transactions involving such assets unless such transactions are subject to a statutory, regulatory or administrative exemption. A violation of the prohibited transaction rules may result in the imposition of an excise tax and other liabilities under ERISA and Section 4975 of the Code.

     The DOL has granted to Chase Securities Inc. (the successor to Chemical Securities Inc.), the managing underwriter, an administrative exemption, Prohibited Transaction Exemption 90-33 (Exemption Application No. D-7940) (the 'Exemption') from certain of the prohibited transaction rules of ERISA and
Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by Plans of certificates representing interests in asset-backed pass-through trusts that consist of certain receivables, loans and other obligations that meet the conditions and requirements of the Exemption. The receivables covered by the

Exemption include motor vehicle installment obligations and purchase money loans such as the Receivables. The Exemption will apply to the acquisition, holding and resale of the Certificates by a Plan, provided that certain conditions (certain of which are described below) are met.

     Among the conditions which must be satisfied for the Exemption to apply are the following:

     (1) The acquisition of the Certificates by a Plan is on terms (including the price for the Certificates) that are at least as favorable to the Plan as they would be in an arm's-length transaction with an unrelated party;

     (2) The rights and interests evidenced by the Certificates acquired by the Plan are not subordinated to the rights and interests evidenced by other certificates of the Trust;


     (3) The Certificates acquired by the Plan have received a rating at the time of such acquisition that is in one of the three highest generic rating categories from either Standard & Poor's, Moody's, Duff & Phelps Inc. or Fitch Investors Service, Inc.;

     (4) The sum of all payments made to the Underwriters in connection with the distribution of the Certificates represents not more than reasonable compensation for underwriting the Certificates. The sum of all payments made to and retained by the Seller pursuant to the sale of the Receivables to the Trust represents not more than the fair market value of such Receivables. The sum of all payments made to and retained by the Servicer represents not more than reasonable compensation for the Servicer's services under the Agreement and reimbursement of the Servicer's reasonable expenses in connection therewith;

     (5) The Trustee must not be an affiliate of any other member of the Restricted Group (as defined below); and

     (6) The Plan investing in the Certificates is an 'accredited investor' as defined in Rule 501(a)(1) of Regulation D of the Commission under the Securities Act of 1933, as amended.

     Moreover, the Exemption provides relief from certain self-dealing/conflict of interest prohibited transactions that may occur when a Plan fiduciary that is an obligor with respect to the receivables held in the Trust (or an affiliate of such obligor) causes a Plan to acquire certificates in the Trust, provided that, among other requirements: (i) in the case of an acquisition in connection with the initial issuance of Certificates, at least 50% of each class of Certificates in which Plans have invested is acquired by persons independent of the Restricted Group (as defined herein) and at least 50% of the aggregate interest in the Trust is acquired by persons independent of the Restricted Group; (ii) such obligor is an obligor with respect to 5% or less of the fair market value of the obligations contained in the Trust; (iii) the Plan's investment in Certificates does not exceed 25% of all of the Certificates outstanding at the time of the acquisition; and (iv) immediately after the acquisition, no more than 25% of the assets of the Plan are invested in certificates representing an interest in one or more trusts containing assets sold or serviced by the same entity. The Exemption, however, does not apply to the acquisition and holding of the Certificates by Plans sponsored by the Seller, the Underwriters, the Trustee, the Servicer, any obligor with respect to Receivables included in the Trust constituting more than 5% of the aggregate unamortized principal balance of the assets in the Trust, or any affiliate of such parties (the 'Restricted Group').

     As of the date hereof, no obligor with respect to Receivables included in the Trust constitutes more than 5% of the aggregate unamortized principal balance of the assets of the Trust.

     Other administrative exemptions that may be available include DOL Prohibited Transaction Class Exemption ('PTE') 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTE 84-14, which exempts certain transactions effected on behalf of a plan by a 'qualified professional asset manager'; PTE

90-1, which exempts certain transactions with insurance company pooled separate accounts; PTE 91-38, which exempts certain transactions between bank collective investment funds and parties in interest; PTE 95-60, which exempts certain transactions involving insurance company general accounts; or PTE 96-23, which exempts certain transactions effected on behalf of a plan by an 'in-house asset manager.' Even if the conditions specified in one or more of those PTE's are met, the scope of the relief provided might not cover all potential prohibited transactions that might involve assets of the Trust.

     Any Plan fiduciary considering the purchase of Certificates should consult with its counsel with respect to the applicability of the exemptions described above and other issues and determine on its own whether all conditions have been satisfied and whether the Certificates are an appropriate investment for a Plan under ERISA and Section 4975 the Code.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement between the Seller and the underwriters named below (the 'Underwriters'), the Seller has agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the aggregate principal amount of the Certificates set forth opposite its name:

UNDERWRITER                                     PRINCIPAL AMOUNT
- -----------                                     ----------------
Chase Securities Inc.........................   $
[                     ]
                                                ----------------
Total........................................   $
                                                ----------------
                                                ----------------

     In the underwriting agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Certificates offered hereby if any of the Certificates are purchased. The Underwriters have agreed to reimburse the Seller for certain expenses of the issuance and distribution of the Certificates.

     The Seller has been advised by the Underwriters that the Underwriters propose initially to offer the Certificates to the public at the price set forth on the cover page hereof and to certain dealers at such price less concessions
not in excess of      % of the principal amount of the Certificates. The
Underwriters may allow, and such dealers may reallow, concessions not in excess
of      % of the principal amount of the Certificates to certain brokers and dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Underwriters.


     Chase Securities Inc. is an affiliate of the Seller and a subsidiary of Chase.

     The Prospectus may be used by Chase Securities Inc. in connection with offers and sales related to market-making transactions in the Certificates. Chase Securities Inc. may act as principal or agent in such transactions. Sales will be made at prices related to prevailing market prices at the time of sale. Chase Securities Inc. has no obligation to make a market in the Certificates, and it may discontinue any such market-making activities at any time without notice, in its sole discretion. Chase Securities Inc. is among the Underwriters participating in the initial distribution of the Certificates.

     The Seller will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     Certain legal matters relating to the issuance of the Certificates will be passed upon for the Seller by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York, and certain other legal matters will be passed upon for the Seller by Orest J. Lechnowsky, Esq., a Senior Associate Counsel of The Chase Manhattan Bank (National Association), and for the Underwriters by Orrick, Herrington & Sutcliffe, New York, New York. From time to time Simpson Thacher & Bartlett and Orrick, Herrington & Sutcliffe provide legal services to the Seller and its affiliates.

                               GLOSSARY OF TERMS

TERM                                                                 PAGE
- ----                                                                 ----
Advance..........................................................     26
Agreement........................................................     3
Assignments......................................................     7
Available Cash Collateral Amount.................................     5
Bank.............................................................     3
Business Day.....................................................     3
Cash Collateral Account..........................................     4
Cash Collateral Depositor........................................     5
Cash Collateral Guaranty.........................................     4
Cash Collateral Trust 1996-A.....................................     5
Cash Collateral Trustee..........................................     4
CBC..............................................................     19
Cede.............................................................     3
CEDEL............................................................     3
CEDEL Participants...............................................     21
Certificate Account..............................................     24
Certificateholder................................................     2
Certificate Owner................................................     2
Certificates.....................................................     3
Chase............................................................     19
Chase Connecticut Bank...........................................     8
Chase Florida Bank...............................................     10
Chase Florida Loans..............................................     10
Chase Connecticut Loans..........................................     10
Chase Lincoln Bank...............................................     10
Chase Lincoln Loans..............................................     10
Chase Maryland Loans.............................................     10
Chemical.........................................................     19
Closing Date.....................................................     4
Code.............................................................     6
Collection Period................................................     4
Commission.......................................................     2
Contract Rate....................................................     13
Cooperative......................................................     22
Cutoff Date......................................................  Cover,3
Dealer Agreements................................................     8
Dealers..........................................................     7
Defaulted Receivable.............................................     25
Definitive Certificate...........................................     22
Deposit Date.....................................................     4
Depositaries.....................................................     20
Depository.......................................................     20
Distribution Date................................................     3
DOL..............................................................     40
DSCs.............................................................     8
DTC..............................................................    2,3

Due Date.........................................................     14
Eligible Bank....................................................     24
Eligible Trust Company...........................................     24
ERISA............................................................     6
Euroclear........................................................     21
Euroclear Operator...............................................     22
Euroclear Participants...........................................     22
Euroclear System.................................................     22
Events of Servicing Termination..................................     31

TERM                                                                 PAGE
- ----                                                                 ----
Excess Collections...............................................     28
Excess Spread....................................................     29
Exchange Act.....................................................     2
Exemption........................................................     40
FDIC.............................................................   Cover
Financed Vehicles................................................     3
Foreign Investors................................................     38
FTC Rule.........................................................     37
GAP amount.......................................................     9
Global Securities................................................     45
Holders..........................................................     23
Indirect Participants............................................     21
Initial Cash Collateral Amount...................................     5
Late Fees........................................................     4
Liquidation Proceeds.............................................     29
Loan Agreement...................................................     4
Merger...........................................................     19
Moody's..........................................................     24
Motor Vehicle Loans..............................................     8
OID..............................................................     38
Obligors.........................................................     4
Participants.....................................................     20
Parties in Interest..............................................     40
Pass-Through Rate................................................     5
Paying Agent.....................................................     24
Payment Deficiencies.............................................     5
Plan Asset Regulation............................................     40
Plans............................................................     40
Pool Balance.....................................................     4
Pool Factor......................................................     18
Principal Carryover Shortfall....................................     29
PTE..............................................................     41
Purchase Price...................................................     38
Receivables......................................................  Cover,3
Receivables Pool.................................................     13

Record Date......................................................     3
Regulations......................................................     37
Repurchase Amount................................................     23
Required Cash Collateral Amount..................................     6
Required Ratings.................................................     24
Restricted Group.................................................     41
Retained Yield...................................................     37
Seller...........................................................     3
Service..........................................................     37
Servicer.........................................................     3
Servicing Fee....................................................     4
Servicing Fee Rate...............................................     3
Standard & Poor's................................................     24
Terms and Conditions.............................................     22
Transfer Agent and Registrar.....................................     23
Trust............................................................  Cover,3
Trust Agreement..................................................     4
Trustee..........................................................     3
UCC..............................................................     35
Underwriters.....................................................     42

                                                                         ANNEX I

                        GLOBAL CLEARANCE, SETTLEMENT AND
                          TAX DOCUMENTATION PROCEDURES

     Except in certain limited circumstances, the globally offered Chase Manhattan Grantor Trust 1996-B Automobile Pass-Through Certificates (the 'Global Securities') to be issued will be available only in book-entry form. Investors in the Global Securities may hold such Global Securities through any of the Depository Trust Company ('DTC'), CEDEL or Euroclear. The Global Securities will be tradeable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

     Secondary market trading between investors holding Global Securities through CEDEL and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement).

     Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

     Secondary cross-market trading between CEDEL or Euroclear and DTC Participants holding Certificates will be effected on a delivery-against-payment basis through the respective Depositaries of CEDEL and Euroclear (in such capacity) and as DTC Participants.

     Non-U.S. holders (as described below) of Global Securities will be subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing corporation organizations or their participants.

INITIAL SETTLEMENT

     All Global Securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect Participants in DTC. As a result, CEDEL and Euroclear will hold positions on behalf of their participants through their respective Depositaries, which in turn will hold such positions in accounts as DTC Participants.

     Investors electing to hold their Global Securities through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

     Investors electing to hold their Global Securities through CEDEL or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no 'lock-up' or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.


SECONDARY MARKET TRADING

     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

     Trading between DTC Participants. Secondary market trading between DTC Participants will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds.

     Trading between CEDEL and/or Euroclear Participants. Secondary market trading between CEDEL Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

     Trading between DTC seller and CEDEL or Euroclear purchaser. When Global Securities are to be transferred from the account of a DTC Participant to the account of a CEDEL Participant or a Euroclear Participant, the purchaser will send instructions to CEDEL or Euroclear through a CEDEL Participant or Euroclear Participant at least one business day prior to settlement. CEDEL or Euroclear will instruct the respective Depositary to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date. Payment will then be made by the respective Depositary to the DTC Participant's account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the CEDEL Participant's or Euroclear Participant's account. The Global Securities credit will appear the next day (European time) and the cash debit will be backed-valued to, and the interest on the Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the CEDEL or Euroclear cash debit will be valued instead as of the actual settlement date.

     CEDEL Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within CEDEL or Euroclear. Under this approach, they may take on credit exposure to CEDEL or Euroclear until the Global Securities are credited to their accounts one day later.

     As an alternative, if CEDEL or Euroclear has extended a line of credit to them, CEDEL Participants or Euroclear Participants can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, CEDEL Participants or Euroclear Participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during the one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each CEDEL Participant's or Euroclear Participant's particular cost of funds.

     Since the settlement is taking place during New York business hours, DTC Participants can employ their usual procedures for sending Global Securities to the respective Depositary for the benefit of CEDEL Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participant a cross-market transaction will settle no differently than a trade between two DTC Participants.

     Trading between CEDEL or Euroclear seller and DTC purchaser. Due to time zone differences in their favor, CEDEL Participants and Euroclear Participants may employ their customary procedures for transactions in which Global Securities are to be transferred by the respective clearing system, through the respective Depositary, to a DTC Participant. The seller will send instructions to CEDEL or Euroclear through a CEDEL Participant or Euroclear Participant at least one business day prior to settlement. In these cases, CEDEL or Euroclear will instruct the respective Depositary, as appropriate, to deliver the bonds to the DTC Participant's account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date. The payment will then be reflected in the account of the CEDEL Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the CEDEL Participant's or Euroclear Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the CEDEL Participant or Euroclear Participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the CEDEL Participant's or Euroclear Participant's account would instead be valued as of the actual settlement date.

     Finally, day traders that use CEDEL or Euroclear and that purchase Global Securities from DTC Participants for delivery to CEDEL Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

          (a) borrowing through CEDEL or Euroclear for one day (until the purchase side of the day trade is reflected in their CEDEL or Euroclear accounts) in accordance with the clearing system's customary procedures;

          (b) borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global Securities sufficient time to be reflected in their CEDEL or Euroclear account in order to settle the sale side of the trade; or

          (c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the CEDEL Participant or Euroclear Participant.

CERTAIN U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

     A beneficial owner of Global Securities holding securities through CEDEL or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and
(ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

     Exemption for non-U.S. Persons (Form W-8). Beneficial owners of Certificates that are non-U.S. Persons can obtain a complete exemption from the withholding tax by filing a signed Form W-8 (Certificate of Foreign Status). If the information shown on Form W-8 changes, a new Form W-8 must be filed within 30 days of such change.

     Exemption for non-U.S. Persons with effectively connected income (Form
4224). A non-U.S. Person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

     Exemption or reduced rate for non-U.S. Persons resident in treaty countries (Form 1001). Non-U.S. Persons that are Certificate Owners residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing Form 1001 (Ownership, Exemption or Reduced Rate Certificate). If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the filer alternatively files Form W-8. Form 1001 may be filed by the Certificate Owner or his agent.

     Exemption for U.S. Persons (Form W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer's Request for Taxpayer Identification Number and Certification).

     U.S. Federal Income Tax Reporting Procedure. The Certificate Owner of a Global Security or, in the case of a Form 1001 or a Form 4224 filer, his agent, files by submitting the appropriate form to the person through whom it holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency). Form W-8 and Form 1001 are effective for three calendar years and Form 4224 is effective for one calendar year.

     The term 'U.S. Person' means (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is includible in gross income for United States tax purposes, regardless of its source. This summary does not deal with all aspects of U.S. Federal income tax withholding that may be relevant to foreign holders of the Global Securities. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the Global Securities.

            ------------------------------------------------------
            ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION) OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION) OR THE RECEIVABLES SINCE THE DATE THEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
Reports to Certificateholders.................................      2
Available Information.........................................      2
Prospectus Summary............................................      3
The Bank's Portfolio of Motor Vehicle Loans...................      7
The Trust.....................................................     13
The Receivables Pool..........................................     13
Yield Considerations..........................................     18
Pool Factors..................................................     18
Use of Proceeds...............................................     19
The Chase Manhattan Bank (National Association)...............     19
The Certificates..............................................     19
Certain Legal Aspects of the Receivables......................     35
Certain Federal Income Tax Consequences.......................     37
ERISA Considerations..........................................     40
Underwriting..................................................     42
Legal Matters.................................................     42
Glossary of Terms.............................................     43
Annex I: Global Clearance, Settlement and Tax Documentation
  Procedures..................................................    A-1

                               ------------------

     UNTIL         , 199 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT

IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

            ------------------------------------------------------
            ------------------------------------------------------

            ------------------------------------------------------
            ------------------------------------------------------

                                    [LOGO]

                         $
                     CHASE MANHATTAN GRANTOR TRUST 1996-B
                               % AUTOMOBILE LOAN
                           PASS-THROUGH CERTIFICATES
                           THE CHASE MANHATTAN BANK
                            (NATIONAL ASSOCIATION)

                           ------------------------
                                  PROSPECTUS
                           ------------------------
                             CHASE SECURITIES INC.

                                    , 1996

            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the offering of the Certificates being registered herein are estimated as follows:

Registration Fee...............   $
Legal Fees and Expenses........
Accounting Fees and Expenses...
Blue Sky Fees and Expenses.....
Rating Agency Fees.............
Trustee's Fees and Expenses....
Printing.......................
Miscellaneous..................
                                  -----------
Total..........................   $
                                  -----------
                                  -----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Seventh of the Articles of Association of the Bank provides that any person (including the heirs, executors and administrators of such person) who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investiga-tive, including, but not limited to, any action or suit by or in the right of the Bank or any parent of the Bank to procure judgment in its favor by reason of the fact that (a) such person is or was a director or officer of the Bank or (b) such person is or was a director or officer of the Bank and is or was serving at the request of the Bank as a director, officer, employee, fiduciary, or agent of another bank, corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Bank to the fullest extent authorized by the laws of the State of New York and other applicable laws against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to such person establishes that (i) such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or (ii) such person personally gained in fact financial profit or other advantage to which such person was not legally entitled, and provided, further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action, suit or proceeding unless the Bank has given its prior consent to such settlement or other disposition.


     Article Seventh also provides that the Bank may indemnify any person (including the heirs, executors and administrators of such person) who is or was an employee or agent of the Bank or is or was serving at the request of the Bank as a director, officer, employee, fiduciary, or agent of another bank, corporation, partnership, joint venture, trust or other enterprise to the extent and under the circumstances provided in the immediately preceding paragraph. Article Seventh further provides that the right of any person referred to in the first paragraph above to indemnification or to the repayment or advancement of expenses as set forth above is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions of Article Seventh were set forth in a separate written contract between the Bank and such person and will continue to exist after the rescission, alteration, modification or repeal of Article Seventh with respect to any act or omission occurring prior thereto. The right of any such person to indemnification provided by Article Seventh will continue after such person has ceased to be a director or officer of the Bank and will inure to the benefit of such person's heirs, executors, administrators and legal representatives. The Bank's obligation to indemnify any person pursuant to Article Seventh in connection with an action, suit or proceeding initiated by such person will exist only if the action, suit or proceeding was authorized by the Bank's board of directors.

     Article 7 of the Business Corporation Law of the State of New York, Sections 721 through 726, provides, under certain circumstances, for indemnification of directors and offices of a corporation who are made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of a corporation to procure a judgment in its favor), whether civil or criminal, by reason of their service as an officer or director of a corporation against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding or any appeal therein. Article 7 of the New York Business Corporation Law also provides that the statutory indemnification provisions are nonexclusive, but prohibits indemnification if a judgment or other final adjudication adverse to the director or officer of a corporation establishes that the officer's or director's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such director or officer personally gained in fact a financial profit or other advantage to which the officer or director was not legally entitled, or that would be inconsistent with the laws of the jurisdiction of incorporation (in the case of corporations formed under the laws of any jurisdiction other than New York), the corporation's certificate of incorporation, by-laws, resolutions or other proper corporate action or any court settlement.

     In addition, the Bank maintains insurance policies which insure and provide indemnification to, among others, the Bank's officers and directors against certain liabilities.

ITEM 16. EXHIBITS.

(a) Exhibits:

      1.1 -- Form of Underwriting Agreement.***
      3.1 -- Articles of Association of the Registrant.*
      3.2 -- By-laws of the Registrant.**
      4.1 -- Form of Pooling and Servicing Agreement between the Registrant and the Trustee (including the form of Certificates).***
      5.1 -- Opinion of Simpson Thacher & Bartlett with respect to legality.***
      8.1 -- Opinion of Simpson Thacher & Bartlett with respect to tax matters
             (included as part of Exhibit 5.1).***
     23.1 -- Consent of Simpson Thacher & Bartlett (included as part of Exhibit
             5.1).***
     23.2 -- Consent of Simpson Thacher & Bartlett (included as part of Exhibit
             5.1).***
     24.1 -- Powers of Attorney of directors and officers of the Registrant.

- ------------------
  * Incorporated by reference to Exhibit 3.1 of Registration Statement No. 33-94460.
 ** Incorporated by reference to Exhibit 3.2 of Registration Statement No. 33-94460.
*** To be filed by amendment.

     (b) Financial Statements:

     Not applicable.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the 'Act');

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective

                 Registration Statement.

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (a)(1)(i) and
                 (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

        (3) To remove from the registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (b) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of a employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) with respect to the Trust that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      (d) That, insofar as indemnification for liabilities arising under the Act may be permitted to directors, offices and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnifications is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e)(1) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 16th day of May, 1996.

                                          THE CHASE MANHATTAN BANK
                                          (NATIONAL ASSOCIATION)

                                          By:         /s/  JOHN B. WYNNE
                                              ---------------------------------
                                                      (John B. Wynne)
                                                   (Corporate Secretary)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                         CAPACITY                      DATE
- -------------------------  ---------------------------------------  ------------

            *              Director, Chairman of the Board          May 16, 1996
- -------------------------  (Principal Executive Officer)
    Walter B. Shipley

            *              Director, President and Chief Operating  May 16, 1996
- -------------------------  Officer
   Thomas G. Labrecque

            *              Director, Senior Vice-Chairman           May 16, 1996
- -------------------------
    Edward D. Miller

            *              Director, Vice Chairman                  May 16, 1996
- -------------------------
 William B. Harrison, Jr.

            *              Director, Vice Chairman                  May 16, 1996
- -------------------------
     E. Michel Kruse

            *              Director                                 May 16, 1996
- -------------------------
  Frank A. Bennack, Jr.

            *              Director                                 May 16, 1996
- -------------------------

   Susan V. Berresford

            *              Director                                 May 16, 1996
- -------------------------
    W. Anthony Burns

            *              Director                                 May 16, 1996
- -------------------------
   H. Laurance Fuller

        SIGNATURE                         CAPACITY                      DATE
- -------------------------  ---------------------------------------  ------------
            *              Director                                 May 16, 1996
- -------------------------
    Melvin R. Goodes

            *              Director                                 May 16, 1996
- -------------------------
   William H. Gray III

            *              Director                                 May 16, 1996
- -------------------------
     George V. Grune

            *              Director                                 May 16, 1996
- -------------------------
     Harold S. Hook

            *              Director                                 May 16, 1996
- -------------------------
    Helene L. Kaplan

                           Director                                 May 16, 1996
- -------------------------
   J. Bruce Llewellyn

            *              Director                                 May 16, 1996
- -------------------------
  Edmund T. Pratt, Jr.

            *              Director                                 May 16, 1996

- -------------------------
  Henry B. Schacht

            *              Director                                 May 16, 1996

- -------------------------
    Andrew C. Sigler

                           Director                                 May 16, 1996
- -------------------------
    John R. Stafford


                           Director                                 May 16, 1996
- -------------------------
   Marina v.N. Whitman

            *              Director                                 May 16, 1996
- -------------------------
     Peter J. Tobin

            *              Director                                 May 16, 1996
- -------------------------
   Joseph L. Sclafani

- ------------------
* The undersigned, by signing his name hereto, does hereby sign this Registration Statement on behalf of each of the above-indicated directors and officers of the Registrant pursuant to powers of attorney signed by such officers and directors.

            /s/ JOHN B. WYNNE
           -------------------------
            John B. Wynne
            Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT                                                            SEQUENTIALLY
NUMBER  EXHIBIT                                                    NUMBERED PAGE
- ------  ---------------------------------------------------------- -------------
  1.1   -- Form of Underwriting Agreement.
  3.1   -- Articles of Association of the Registrant.*
  3.2   -- By-laws of the Registrant.**
  4.1   -- Form of Pooling and Servicing Agreement between the
           Registrant and the Trustee (including the form of
           Certificates).
  5.1   -- Opinion of Simpson Thacher & Bartlett with respect to
           legality.***
  8.1   -- Opinion of Simpson Thacher & Bartlett with respect to
           tax matters (included as part of Exhibit 5.1).***
 23.1   -- Consent of Simpson Thacher & Bartlett (included as part of Exhibit 5.1).***
 23.2   -- Consent of Simpson Thacher & Bartlett (included as part of Exhibit 5.1).***
 24.1   -- Powers of Attorneys of directors and officers of the
           Registrant.

- ------------------
  * Incorporated by reference to Exhibit 3.1 of Registration Statement No. 33-94460.
 ** Incorporated by reference to Exhibit 3.2 of Registration Statement No.
    33-94460.
*** To be filed by amendment.